UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Stewart Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)
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1333 S. Clearview Parkway • Jefferson, LA 70121
Post Office Box 11250 • New Orleans, LA 70181
504-729-1400
March 4, 2011
To our shareholders:
     You are cordially invited to the annual meeting of shareholders of Stewart Enterprises, Inc. to be held at 11:00 a.m. C.D.T. on April 7, 2011, at our corporate headquarters, 1333 South Clearview Parkway, Jefferson, Louisiana 70121.
     The attached notice of meeting and proxy statement describe in detail the matters proposed by your board of directors to be considered and voted upon at the meeting.
     Regardless of how many shares you own, it is important that your shares be represented at the meeting. Please read the attached notice of meeting and proxy statement carefully and submit your proxy or voting instructions as soon as possible. You may submit your proxy by mail using the enclosed proxy card or vote your shares by Internet or telephone. Further instructions on how to vote your shares can be found in our proxy statement.
Sincerely,
/s/ Frank B. Stewart, Jr.
Chairman of the Board

STEWART ENTERPRISES, INC.
1333 S. Clearview Parkway
Jefferson, Louisiana 70121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF STEWART ENTERPRISES, INC.:
     You are cordially invited to the 2011 annual meeting of our shareholders to be held at our corporate headquarters, 1333 South Clearview Parkway, Jefferson, Louisiana 70121, on April 7, 2011, at 11:00 a.m. C.D.T. for the following purposes:
•	to elect seven directors to serve a one-year term of office expiring at our 2012 annual meeting;

•	to hold an advisory vote on our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);

•	to hold an advisory vote on the frequency of the say-on-pay vote (the “frequency” vote);

•	to ratify the retention of our independent registered public accounting firm for the fiscal year ending October 31, 2011; and

•	to transact such other business as may properly come before the meeting or any adjournment thereof.
     Only shareholders of record at the close of business on February 9, 2011 are entitled to notice of and to vote at our 2011 annual meeting.
     If you are unable to attend in person and wish to have your shares voted, you may submit your vote (1) via the Internet at http://www.proxyvoting.com/stei, (2) by phone at 1-866-540-5760, or (3) by completing and signing the enclosed proxy and returning it in the accompanying postpaid envelope, each in accordance with the instructions contained in the enclosed proxy card. If you attend the meeting, you may also submit your vote in person and any votes you previously submitted — whether via the Internet, by phone, or by mail — will be superseded by the vote that you cast at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Lewis J. Derbes, Jr.
Secretary
Jefferson, Louisiana
March 4, 2011
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL SHAREHOLDER MEETING ON APRIL 7, 2011.
This proxy statement and our 2010 annual report are available at
http://bnymellon.mobular.net/bnymellon/stei

STEWART ENTERPRISES, INC.
1333 S. Clearview Parkway
Jefferson, Louisiana 70121
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Q:	Why am I receiving this proxy statement?

A:
The board of directors of Stewart Enterprises, Inc. (the “Company”) is soliciting your proxy to vote at the annual meeting because you owned shares of our Class A and/or Class B common stock at the close of business on February 9, 2011, the record date for the meeting, and are therefore entitled to vote at the meeting. The proxy statement, along with a proxy card or a voting instruction card, is being mailed to shareholders beginning March 4, 2011. The proxy statement summarizes the information you need to know in order to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	What will I be voting on?

A:
At the annual meeting, our shareholders will be asked to elect seven directors to serve a one-year term of office expiring at our 2012 annual meeting, to approve our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote), to indicate how frequently they would prefer the Company to hold the say-on-pay vote (the “frequency” vote), and to ratify the retention of our independent registered public accounting firm for the fiscal year ending October 31, 2011. The board of directors does not know of any additional matters to be presented at our 2011 annual meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Q:	Where and when will the meeting be held?

A:	The meeting will be held at our corporate headquarters, 1333 South Clearview Parkway, Jefferson, Louisiana 70121, on April 7, 2011 at 11:00 a.m. C.D.T.

Q:	Who is soliciting my proxy?

A:
Our board of directors is soliciting your proxy that will be voted at our 2011 annual meeting of shareholders. By completing and returning the proxy card or voting instruction card, or by casting your vote via the Internet or by phone, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed.

Q:	How many votes may I cast?

A:
With respect to the election of directors, you may cast one vote for every share of our Class A common stock and ten votes for every share of our Class B common stock that you owned on the record date for each director nominee. For all other matters, you may cast one vote for every share of our Class A common stock and ten votes for every share of our Class B common stock that you owned on the record date.

Q:	How many votes can be cast by all shareholders?

A:
As of the record date, we had 87,844,593 shares of Class A common stock outstanding, each of which is entitled to one vote, and 3,555,020 shares of Class B common stock outstanding, each of which is entitled to ten votes.

Q:	How many shares must be present to hold the meeting?

A:	Our bylaws provide that a majority of our Company’s total voting power constitutes a quorum and must be present or represented by proxy to conduct a meeting of our shareholders.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the “shareholder of record.” The proxy materials have been directly sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by following the voting instructions on the form that you receive from your broker, bank, or nominee.

Q:	What if I do not vote?

A:
If you hold shares in street name and you do not provide voting instructions to your broker, bank, or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote.

Brokers generally have discretionary authority to vote shares held in street name on “routine” matters but not on “non-routine” matters. The proposal to ratify the retention of the independent registered public accounting firm is generally considered a “routine” matter. The proposal to elect directors, the say-on-pay vote, and the frequency vote are generally considered “non-routine” matters; therefore, if you do not provide voting instructions on those proposals, your shares will not be voted on those proposals.

A “broker non-vote” occurs when a broker holding shares for you in street name submits a proxy that votes your shares on one or more matters, but does not vote (the “broker non-vote”) on “non-routine” matters with respect to which you have not given voting instructions.

If you do not vote the shares held directly in your name, your shares will not be voted.

Q:	What vote is required to approve each item? How are broker non-votes counted?

A:
Our bylaws provide that directors are elected by a plurality of the votes cast by holders of Class A common stock and Class B common stock present in person or represented by proxy and entitled to vote at the annual meeting. This means that the nominees for available directorships who receive the highest number of affirmative votes cast are elected. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. Only votes “for” are counted in determining whether a plurality has been cast in favor of a director. Abstentions, withheld votes, and broker non-votes will have no effect on the plurality vote for the election of directors.

The say-on-pay vote and the ratification of the retention of our independent registered public accounting firm will be decided by the vote of the holders of a majority of the voting power present in person or represented by proxy and entitled to vote at the annual meeting. The frequency vote, which has three possible substantive responses, will be decided by a plurality of the votes cast. All other matters coming before the annual meeting will be decided by the vote of the holders of a majority of the voting power present in person or represented by proxy and entitled to vote at the annual meeting, except as otherwise provided by statute, our articles of incorporation, or our bylaws.

With respect to all proposals on the ballot other than the election of directors and other than the frequency vote, and with respect to any other matter that is properly brought before the meeting, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal. Shares represented at the meeting by proxies reflecting a vote on any proposal, along with broker non-votes, will be counted as present for quorum purposes.

Q:	How do I vote?

A:
Record holders: Record holders can vote by filling out the proxy card and returning it in the postage paid return envelope. You can also vote by telephone or the Internet. Voting instructions are provided on the proxy card contained in the proxy materials.

Street holders: If your shares are held in street name, you must vote in accordance with the voting instruction form provided by your broker, bank, or nominee. The availability of telephone and Internet voting will depend on your broker’s or bank’s voting process.

In person at the annual meeting: You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank, or nominee naming you as the proxy holder and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:
Yes. You may revoke or change your proxy at any time before it is voted by giving a written revocation notice to our Secretary, by timely delivering a proxy with a later date, or by voting in person at the meeting.

Q:	What if I don’t vote for a proposal on the proxy card I return?

A:	Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or Internet, the persons named as proxies will vote your shares:

(1) FOR all the director nominees;

(2) FOR approval of the compensation of our Named Executive Officers as disclosed in this proxy statement;

(3) with regard to the frequency vote, to hold the say-on-pay vote EVERY YEAR; and

(4) FOR the ratification of the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2011.

If you are a beneficial owner of shares and do not give voting instructions to your broker, bank, or nominee, they will be entitled to vote your shares with respect to the proposal to ratify the retention of our independent registered public accounting firm but not on the other proposals.

Q:	Who pays for soliciting proxies?

A:
We are paying for all costs of soliciting proxies. Our directors, officers, and employees may request the return of proxies by mail, telephone, Internet, facsimile, telegram, or personal interview. We are also requesting that banks, brokerage houses, and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

Q:	Could other matters be considered and voted upon at the meeting?

A:
Our board does not expect to bring any other matter before the annual meeting and is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our bylaws, the time has elapsed for any shareholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies at their discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:
Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy at any time until it is voted.

Q:	How can shareholders present proposals for inclusion in our proxy materials relating to our 2012 annual meeting?

A:
Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2012 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than November 5, 2011.

All shareholder proposals must also comply with Section 2.14 of our bylaws in order to be eligible for consideration at a shareholders’ meeting. Our bylaws are filed with the Securities and Exchange Commission (the “SEC”), and shareholders should refer to the bylaws for a complete description of the requirements.

Any shareholder who wishes to present a proposal at our 2012 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than November 5, 2011, but this date is subject to change in accordance with our bylaws. If the date of our 2012 annual meeting is 30 calendar days earlier or later than April 7, 2012, then notice must be received no earlier than 90 days and no later than 60 days prior to the meeting, unless shareholders are given less than 70 days’ notice of the meeting, in which case the Secretary must receive notice of the shareholder proposal by the tenth day following the date that notice of the meeting was mailed or disclosed. The notice must contain:

(1)	a complete and accurate description of the proposal;

(2)
a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the actual meeting date;

(3)	the shareholder’s name, address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date; and

(4)	a complete and accurate description of any material interest of the shareholder in the proposal.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Stock Ownership of Certain Beneficial Owners
     As of February 15, 2011, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of our outstanding shares of Class A common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), other than Frank B. Stewart, Jr., whose beneficial ownership of our Class A and Class B common stock is described in the next table.

		Amount and Nature of		Percent
Beneficial Owner	Class	Beneficial Ownership		Of Class(1)
Fidelity Management and Research 82 Devonshire Street Boston, MA 02109	Class A	9,016,478	(2)	10.3%

Dimensional Fund Advisors, LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	Class A	7,562,033	(3)	8.6%

Westfield Capital Management Company, LP 1 Financial Center Boston, MA 02111	Class A	5,935,234	(4)	6.8%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Class A	4,546,729	(5)	5.2%

(1)	Calculated on the basis of 87,850,593 shares of Class A common stock outstanding at February 15, 2011.

(2)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2011 indicating that all shares shown as beneficially owned are held with sole voting and investment power. Fidelity’s Schedule 13G/A reported 10,011,908 shares beneficially owned, of which 995,430 shares would be acquired upon the assumed conversion of our 3.375% Convertible Notes. Shares resulting from the assumed conversion of our Convertible Notes are not included in the beneficial ownership amount in the table above.

(3)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2011 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional possesses voting and/or investment power over these shares in its capacity as investment advisor to certain registered investment companies, commingled group trusts, and separate accounts (the “Funds”). Although Dimensional reports that it has sole voting power over 7,472,316 of these shares, and sole investment power over all 7,562,033 shares, it disclaims beneficial ownership of all reported shares, which are beneficially owned by the Funds, none of which individually owns more than 5% of the outstanding shares of our Class A common stock.

(4)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2011 by Westfield Capital Management Company, LP (“Westfield”), which holds these shares for the benefit of certain clients for whom it serves as investment advisor. Westfield possesses sole voting power over 4,086,934 of these shares, and sole investment power over all 5,935,234 shares. Westfield reports that, to its knowledge, none of its clients individually beneficially own more than 5% of the outstanding shares of our Class A common stock.

(5)
Based solely on information contained in a Schedule 13G filed with the SEC on February 8, 2011 by BlackRock, Inc., indicating that all shares shown as beneficially owned are held with sole voting and investment power.

Stock Ownership of Management
     The table below sets forth certain information concerning the beneficial ownership, as of February 15, 2011, of our Class A and Class B common stock by (1) each director and director nominee, (2) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation,” and (3) all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

		Amount and Nature
		of Beneficial
Beneficial Owner	Class	Ownership		Percent of Class(1)
Directors and Director Nominees
Frank B. Stewart, Jr.(2)	Class A	7,216,675	(3)	8.2%
	Class B	3,555,020	(4)	100.0%
Thomas J. Crawford	Class A	569,230	(5)	*
John B. Elstrott(6)	—	—		*
Thomas M. Kitchen	Class A	639,100	(5)	*
Alden J. McDonald, Jr.	Class A	86,754	(7)	*
James W. McFarland	Class A	128,993	(8)	*
Ronald H. Patron	Class A	117,270	(9)	*
Michael O. Read	Class A	69,837	(10)	*
Ashton J. Ryan, Jr.	Class A	76,270	(9)	*
John K. Saer, Jr.(6)	—	—		*

Named Executive Officers(11)
Lawrence B. Hawkins	Class A	376,794	(5)	*
G. Kenneth Stephens, Jr.	Class A	323,661	(5)	*
Kenneth G. Myers, Jr.	Class A	169,975	(5)	*

All directors and executive officers	Class A	10,113,734	(13)	11.4%
as a group (19 persons)(12)	Class B	3,555,020		100.0%

*	Less than 1 percent.

(1)
Calculated on the basis of 87,850,593 shares of Class A and 3,555,020 shares of Class B common stock outstanding at February 15, 2011, and includes any shares the director, officer, or group has the right to acquire within 60 days.

(2)	Mr. Stewart’s mailing address is 111 Veterans Memorial Boulevard, Suite 160, Metairie, Louisiana 70005.

(3)
Includes 65,117 shares that Mr. Stewart is required to retain until he ceases to serve on our board of directors and 353,880 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart shares voting and investment power.

(4)
Mr. Stewart owns 100% of our outstanding shares of Class B common stock. Each share of Class B common stock has ten votes per share and, unless otherwise required by law, the holder of Class B common stock votes together with the holders of Class A common stock on all matters brought before the shareholders. As of February 15, 2011, Mr. Stewart beneficially owned shares of Class A and B common stock having 42,766,875 votes, or approximately 34.7% of our total voting power.

(5)	The total number of shares of Class A common stock shown as beneficially owned by each Named Executive Officer includes the following:

		Shares Held for the
		Executive’s Benefit
		under the Stewart	Shares of Restricted
	Shares Acquirable	Enterprises	Stock as to which the
	within 60 days upon	Employees’	Executive has Sole
	Exercise of	Retirement Trust	Voting Power but No
Named Executive Officer	Stock Options	(“SEERT”)*	Investment Power
Thomas J. Crawford	195,000	—	203,333
Thomas M. Kitchen	306,800	—	186,667
Lawrence B. Hawkins	180,807	6,350	71,667
G. Kenneth Stephens, Jr.	180,807	4,554	71,667
Kenneth G. Myers, Jr.	68,125	—	85,000

*  Individuals participating in the SEERT have the right to direct the trustee of the SEERT as to how shares of our Class A common stock credited to their SEERT accounts are to be voted and have the right to dispose of the shares of our Class A common stock credited to their SEERT accounts through transfers to other SEERT investment funds.

(6)	Messrs. Elstrott and Saer, neither of whom are currently directors of our Company, have each been nominated for election at our 2011 annual meeting.

(7)
Includes 3,000 shares owned by Mr. McDonald through a family corporation with respect to which Mr. McDonald shares voting and investment power and 71,549 shares that Mr. McDonald is required to retain until he ceases to serve on our board of directors.

(8)
Includes 74,117 shares that Mr. McFarland is required to retain until he ceases to serve on our board of directors. For Mr. McFarland, who is not standing for reelection, this restriction will be lifted on the date of the annual meeting.

(9)	For each of Messrs. Patron and Ryan, includes 67,270 shares that the director is required to retain until he ceases to serve on our board of directors.

(10)
Represents 69,837 shares that Mr. Read is required to retain until he ceases to serve on our board of directors. For Mr. Read, who is not standing for reelection, this restriction will be lifted on the date of the annual meeting.

(11)
Information regarding shares beneficially owned by Thomas J. Crawford, our Chief Executive Officer, and Thomas M. Kitchen, our Chief Financial Officer, who are Named Executive Officers in addition to Messrs. Hawkins, Stephens, and Myers, appears immediately above under the caption “Directors and Director Nominees.”

(12)	As of February 15, 2011, all directors and executive officers as a group beneficially owned shares of Class A and Class B common stock representing approximately 36.7% of our total voting power.

(13)
The total amount of Class A common stock reported here includes: 1,069,164 shares that such persons have the right to acquire within 60 days through the exercise of options; 40,930 shares held for such person’s benefit under the SEERT (see note 5); 742,500 shares of restricted stock for which such persons have sole voting but no investment power; 22,624 shares acquirable upon conversion of $250,000 worth of our convertible notes which matures on July 15, 2016, for which the reporting officer shares voting and investment power; 415,160 shares held by non-employee directors that may not be sold until the director no longer serves on our board; and 361,280 shares for which the reporting director or officer shares voting and investment power.

ELECTION OF DIRECTORS (PROPOSAL 1)
     Our directors are elected annually. Upon the recommendation of our corporate governance and nominating committee, the board has nominated seven individuals to serve as directors. Five of the nominees currently serve on our board: Thomas M. Kitchen, Alden J. McDonald, Jr., Ronald H. Patron, Ashton J. Ryan, Jr. and Frank B. Stewart, Jr., who is Chairman of our board. We announced in December 2010 that current directors Michael O. Read and James W. McFarland had decided, after 19 and 15 years of service, respectively, they would retire at the 2011 annual meeting, and that the board had nominated John B. Elstrott and John K. Saer, Jr. to replace them. In January 2011, we announced that Thomas J. Crawford, our President and Chief Executive Officer, had decided to retire at the annual meeting. Mr. Crawford advised our board that his decision to retire was due to his acceptance of a call to serve as a Mission President for the Church of Jesus Christ of Latter-Day Saints, where he will preside over a group of approximately 600 young missionaries of the Church over the course of a three-year term beginning July 1, 2011. Additionally, he advised the board that continued differences with the Chairman of the Board over the day-to-day implementation of our strategic plan relating to the relative focus given to different components of the plan, staffing levels and personnel, contributed to his decision. The board decided not to nominate a replacement for Mr. Crawford at this time and decreased the size of the board to seven directors effective as of the annual meeting.
     Under our bylaws, directors are elected by plurality vote. Each director nominee is nominated for a one-year term of office expiring at our 2012 annual meeting and until his successor is duly elected and qualified.
     Unless authority to vote for the election of directors is withheld, the proxy holders named on the enclosed proxy intend to vote each of the proxies received in response to this solicitation “FOR” the election of each of the nominees. If any nominee is no longer a candidate at the time of the annual meeting, we intend to vote the proxies “FOR” the election of the other nominees and proxies may be voted for any substitute nominee designated by our board. If the board does not designate any substitute nominees, the size of our board will be reduced automatically by the total number of nominees withdrawn from consideration. Our board has no information or reason to believe that any nominee will not be a candidate or, if elected, will be unable or unwilling to serve as a director. In no event will the proxies be voted for more than seven nominees.
     Our board unanimously recommends that you vote “FOR” each of the following seven nominees: John B. Elstrott, Thomas M. Kitchen, Alden J. McDonald, Jr., Ronald H. Patron, Ashton J. Ryan, Jr., John K. Saer, Jr., and Frank B. Stewart, Jr.
     Biographic information for each director nominee is detailed below. Each director nominee’s biography contains information regarding his tenure as a director (if applicable), his business experience, other directorships held currently or at any time during the last five years, and his experiences, qualifications, attributes, or skills that led the corporate governance and nominating committee and our board to determine that he should serve as a director for our Company.

Name and Age	Business Experience, Qualifications, and Skills	Director Since

John B. Elstrott, 62
John B. Elstrott, Ph.D., is a Clinical Professor of Entrepreneurship and the founding director of the Levy-Rosenblum Institute for Entrepreneurship at Tulane University’s Freeman School of Business, which was started in 1991. Dr. Elstrott teaches graduate-level courses in entrepreneurship and, through his work at the Levy-Rosenblum Institute, helps to coordinate joint academic, government, and business initiatives designed to stimulate private enterprise. He has also invested personally in many entrepreneurial ventures. Prior to joining the Tulane University faculty, Dr. Elstrott was Chief Financial Officer of Celestial Seasonings, Inc.
Not currently a director

Since 1995, Dr. Elstrott has served as a director of Whole Foods Market, Inc. (“Whole Foods”), a Fortune 300 company and the world’s leader in natural and organic foods with more than 300 stores in North America and the United Kingdom. He currently serves as the Chairman of the Board of Whole Foods, having served as its Lead Director from 2001 to 2009. Dr. Elstrott is also a member of Whole Foods’ audit committee.

Name and Age	Business Experience, Qualifications, and Skills	Director Since

With a Ph.D. in Economics and more than 40 years of experience as an entrepreneur and investor, Dr. Elstrott is a consultant to various privately-held family businesses as well as profit and not-for-profit corporations. Dr. Elstrott is also a Founder and Director of the Tulane Family Business Center.

Our board believes Dr. Elstrott’s extensive entrepreneurial experience will enable him to assist our Company in evaluating innovative growth strategies. His substantial experience with mergers and acquisitions at Whole Foods is expected to contribute to the board’s ability to assess acquisition opportunities. His service on the board of Whole Foods, particularly as Chairman and prior to that as Lead Director, and as a member of the audit committee, has given him a strong background in corporate governance, financial, accounting and risk assessment matters facing large publicly-traded companies.

Thomas M. Kitchen, 63	Thomas M. Kitchen has been appointed by our board to serve as President and Chief Executive Officer of our Company commencing upon Mr. Crawford’s retirement at the annual meeting. Mr. Kitchen joined our board in February 2004, became Chief Financial Officer in December 2004, and became Senior Executive Vice President in March 2007. From June 2006 until Mr. Crawford’s appointment in March 2007, Mr. Kitchen served as acting Chief Executive Officer.	2004

Prior to joining the Company, Mr. Kitchen served for more than 12 years as Chief Financial Officer and a director of Avondale Industries, Inc., one of the nation’s largest shipbuilders, during the period in which it was an independent public company. He also served as Avondale’s President from 1999 until 2002, after Avondale was acquired by Litton Industries, Inc., and then Northrop Grumman. Following his service at Avondale and before joining the Company, Mr. Kitchen was an investment management consultant.

Mr. Kitchen’s many years of experience handling complex accounting, financial, regulatory, strategic and organizational matters in a leadership role at Avondale Industries have made him a significant contributor to our board. In addition, during the more than six years he has served as our Chief Financial Officer, our Company has benefited from his ability to apply these experiences and skills to our Company, and to share his insights as a director with our board. During this time, he has gained substantial experience with our business and industry and provided significant guidance to our board regarding ways to improve our operations and financial condition, and improve profitability. His financial and investment management background have made him a key member of our board’s investment committee, which oversees the management of our Company’s sizeable investment portfolio.

Name and Age	Business Experience, Qualifications, and Skills	Director Since

Alden J. McDonald, Jr., 67	Alden J. McDonald, Jr. is President, Chief Executive Officer, a director, and a founder of Liberty Bank and Trust Co., a privately-held bank that is one of the five largest African-American-owned financial institutions in the United States. Since its founding in 1972, Liberty Bank has grown from one New Orleans office to 19 branch offices and loan production offices in six metropolitan areas and six states.	2001

Mr. McDonald has a long record of distinguished service on numerous community non-profit and for-profit boards. He serves as a board member of Ochsner Baptist Medical Center and University Medical Center Management Corporation and on the advisory board of Entergy New Orleans. He is a member of the grants committee of the Baptist Community Ministries, one of the largest private foundations in Louisiana. He has served as a Commissioner of the Port of New Orleans and as Chairman of the New Orleans Chamber of Commerce.

Mr. McDonald’s participation at our board meetings has provided a valuable diversity of perspective. Including his 38 years with Liberty Bank, Mr. McDonald has been a financial institutions and banking entrepreneur for more than 42 years. His extensive banking industry experience provides him with significant knowledge in addressing financial, accounting, and regulatory matters, making him well-suited to serve on our audit committee and compensation committee. His experience leading a large multi-location growing business with a significant focus on serving retail customers has enabled him to share important operational and marketing insights with our board.

Ronald H. Patron, 66	Ronald H. Patron is a private investor who retired from the Company’s management in 2001 after more than 18 years of service. Mr. Patron first joined the Company in 1983, and was appointed President of the Corporate Division and Chief Financial Officer in 1987. Mr. Patron was elected to the Company’s board in 1991. In 1998, Mr. Patron retired from his board seat and position as President of the Corporate Division, but continued to serve the Company as a consultant and our Chief Administrative Officer until his full retirement in 2001.	2006

Prior to his employment with our Company, Mr. Patron served as Chief Financial Officer and, later, Chief Executive Officer of Enertech, Inc., a publicly-traded company specializing in oil-related services. Mr. Patron was integrally involved in the initial public offering of each of Enertech and our Company. Mr. Patron is involved in numerous charitable and civic endeavors, including the Cystic Fibrosis Foundation.

Mr. Patron’s extensive death-care industry experience enables him to make important contributions to our board’s assessments of the challenges and opportunities facing our Company. Having served as our Chief Financial Officer during a period of rapid expansion, Mr. Patron also has considerable experience evaluating acquisition opportunities. His significant public-company financial and accounting expertise makes him an important member of our audit committee and investment committee. Having served on our board for a cumulative total of more than 10 years, he also brings to our board a strong understanding of public company corporate governance matters.

Name and Age	Business Experience, Qualifications, and Skills	Director Since

Ashton J. Ryan, Jr., 63
Ashton J. Ryan, Jr. is the President, Chief Executive Officer and Chairman of the Board of First NBC Bank, a community bank he founded in 2006 in the aftermath of Hurricane Katrina to assist in the rebuilding of New Orleans. Mr. Ryan served as President and Chief Executive Officer of First Bank and Trust from October 1998 to July 2005. From July 1998 until October 1998, he served as Vice Chairman of Bank One, Louisiana and Chairman of its New Orleans market. Prior to its acquisition by Bank One in 1998, he served as President and Chief Executive Officer of First National Bank of Commerce, positions he held since 1991.
2004

Mr. Ryan spent the first 20 years of his career with Arthur Andersen and Company, specializing in auditing and consulting for financial institutions.

Mr. Ryan is very active in community programs and serves on the boards of many non-profit and private entities, including Junior Achievement, the Urban League, and Catholic Charities of New Orleans. Mr. Ryan is a Certified Public Accountant and regularly teaches as an Adjunct Professor at Tulane University’s business school.

Mr. Ryan’s extensive professional and practical experience in accounting and financial matters makes him highly qualified to serve as chairman of our audit committee and of our investment committee. His experience leading and growing substantial banking organizations has also allowed him to make important contributions to our board’s consideration of operational and marketing matters. His entrepreneurial experience has given him important additional background to evaluate the strategic opportunities available to our Company.

John K. Saer, Jr., 53
John K. Saer, Jr. is a Managing Director of GI Partners, a real estate private equity firm with approximately $5.8 billion of capital under management. Mr. Saer joined GI Partners in November 2010 in conjunction with its appointment as manager and co-investor of CalEast Global Logistics LLC (“CalEast”), an owner/operator of a $3.4 billion industrial real estate platform sponsored by the California Public Employees’ Retirement System. Through his relationship with GI Partners, Mr. Saer serves as Executive Chairman of CenterPoint Properties Trust, the largest holding within the CalEast platform.
Not currently a director

Prior to joining GI Partners, Mr. Saer was a partner at Kohlberg Kravis Roberts & Co (KKR), a private equity firm with over $50 billion in assets under ownership and management. He joined KKR in 2001 after having spent eight years in senior financial and operational management positions with a KKR portfolio company, KSL Recreation, where he held positions as Vice President of Business Development and Acquisitions and Chief Financial Officer. While at KKR, Mr. Saer served as head of both the industrial and the real estate investing industry groups, and also as a member of the Portfolio Management Committee. Mr. Saer served on the boards of a number of KKR portfolio companies, including Biomet, Aveos, Borden Chemical, KSL Recreation, and KSL Holdings, and served as a member of the audit committees of Biomet, Borden Chemical, and KSL Recreation. Upon his retirement from full-time employment with KKR, Mr. Saer served as a senior advisor to KKR from October 2009 to June 2010.

Name and Age	Business Experience, Qualifications, and Skills	Director Since

Mr. Saer has extensive experience in real estate management and finance as well as investment portfolio management, two areas that are of considerable importance to our Company, given our significant real estate holdings and large investment portfolio. Given the substantial operational experience he gained at KSL Recreation, his board roles with KKR portfolio companies often involved an active role in assisting management teams with operational issues. Our board believes that his experience leading, managing and overseeing numerous business enterprises will allow him to make meaningful contributions to our board.

Frank B. Stewart, Jr., 75
Frank B. Stewart, Jr. currently serves as the Chairman of our board and is a member of the family that founded the Company. Mr. Stewart joined the family business in 1959 and became President and Chief Executive Officer in 1966. The family business was consolidated as Stewart Enterprises, Inc. in 1970, and, effective with that reorganization, Mr. Stewart became a member of our Company’s board. Mr. Stewart was appointed the board’s Chairman in 1984, overseeing our initial public offering in 1991 and an expansion that has resulted in our current position as the second-largest provider of funeral and cemetery products and services in the death care industry in the United States today. In 2003, after more than 44 years in the business, Mr. Stewart retired from all management positions with the Company, and became Chairman Emeritus. However, Mr. Stewart was appointed Chairman of our board again in April 2007, a position he continues to hold today.
1970

Mr. Stewart has been a leader in the death care industry throughout his career. He served as president and a director of the Southern Cemetery Association, former president of the Louisiana Cemetery Association, and is a member of the International Cemetery, Cremation and Funeral Association (ICCFA). In 2010 the ICCFA honored Mr. Stewart with its Lifetime Achievement Award.

Mr. Stewart is also the Chairman of the Board and sole owner of Stewart Capital, LLC, one of the largest private investment holding companies in the Gulf South. In addition to his business activities, Mr. Stewart has a strong commitment to community service demonstrated by his support of numerous charitable and civic organizations such as the Boy Scouts of America, the National World War II Museum, and the Business Council of New Orleans. He has served on many non-profit boards, including currently the Better Business Bureau, Crimestoppers, World Trade Center, Navy League, and formerly served for many years on the Tulane University Board of Administrators and the Ochsner Medical Foundation Board, as well as the Boards of the Rotary Club of New Orleans and the Salvation Army.

Name and Age	Business Experience, Qualifications, and Skills	Director Since

Mr. Stewart’s more than 50 years of industry and Company experience have given him an in-depth knowledge of industry history, trends and participants, providing him with an excellent background for evaluating strategic opportunities for our Company.

He also has substantial sales, operational and acquisitions experience. As a member of the founding family, he is devoted to continually enhancing our Company’s performance and to maintaining our strong reputation of providing high-quality service to families at their time of need. As our largest shareholder, Mr. Stewart has a keen focus on creating value for all of our shareholders.

Our board unanimously recommends a vote FOR each of the nominees listed above.
Director Nominating Process and Considerations
     Each year in advance of our annual meeting of shareholders, our corporate governance and nominating committee is responsible for identifying and recommending to our full board of directors for its approval a slate of director nominees to be presented to the shareholders for election. As a part of this process, our corporate governance and nominating committee evaluates the effectiveness of the operation of our board and board committees and reviews the appropriateness of the composition and size of our board and board committees. In considering potential nominees, our corporate governance and nominating committee looks for persons with the highest personal and professional ethics, integrity and values, who can commit themselves to representing the long-term interests of our shareholders. Nominees must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on our board for an extended period of time. In reviewing the composition of our board and potential nominees, our corporate governance and nominating committee also considers the director independence and committee requirements of The NASDAQ Stock Market LLC (“NASDAQ”) listing rules and all legal requirements. Our board seeks independent directors with a broad diversity of experience, professions, skills, and backgrounds that will enhance the quality of the board’s deliberations and decisions. Our corporate governance and nominating committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees.
     Although the committee has not established specific minimum qualifications for a position on the board of directors, it believes that candidates should have a record of outstanding business or professional achievement, and an impeccable reputation for integrity. The committee also believes that the experience and skills of the board members should be complementary, such that the board as a whole has a broad range of experiences. To identify potential director candidates, the committee primarily has sought suggestions from current board members and their contacts.
     The committee will also accept suggestions from shareholders who follow the nomination procedures described below and may seek the assistance of a professional search firm from time to time in the future. The committee gathers such additional information on suggested candidates as it deems relevant, considers which candidates it wishes to pursue further based on the criteria described above, interviews the remaining candidates, deliberates, and then decides which candidate or candidates to recommend to the board. The committee evaluates candidates suggested by shareholders in the same manner as candidates recommended by all other sources.
     This year, in connection with the corporate governance and nominating committee’s annual consideration of board composition and director nomination recommendations, Mr. Stewart recommended Messrs. Elstrott and Saer as candidates for nomination as director, and the committee solicited input on other potential candidates for director nominees from each of our other current board members.

Messrs. Elstrott and Saer were proposed to Mr. Stewart by his financial adviser, Mr. John McNamara. The committee discussed several possible candidates, including Messrs. Elstrott and Saer, and reviewed the qualifications of the current directors. Two current directors, Messrs. McFarland and Read advised the committee that, after more than 15 and 19 years, respectively, of board service, they would be retiring at the end of their current term. The committee recommended to the board that eight individuals — the six current directors, Messrs. Crawford, Kitchen, McDonald, Patron, Ryan, and Stewart plus two new candidates, Messrs. Elstrott and Saer — be nominated to serve as directors of our Company, and our board approved this slate of eight director nominees to be submitted for election by our shareholders at the annual meeting. Subsequently, Mr. Crawford informed the board that he will be retiring from all positions with the Company effective as of the annual meeting. Rather than nominate a new candidate, the board voted to reduce the number of director nominees to seven. Mr. Crawford will remain a director of the Company until his term of office expires at the 2011 annual meeting. Upon expiration of his term, the size of the board will be reduced to seven directors.
     Our corporate governance and nominating committee and board believe the nominees fulfill the criteria described above. Each of the nominees has a strong and unique background and experience that led our corporate governance and nominating committee to conclude that he should serve as a director of our Company. These qualifications are described individually for each nominee in the table above. Our nominees have experience in a variety of areas important to our Company, such as executive management experience, overseeing the operational management of large companies; strategic planning; mergers and acquisitions, finance, investment, accounting and entrepreneurship; sales and marketing experience; and specific operational experience in the death care industry. Our corporate governance and nominating committee and board believe that these nominees together provide us with the range and depth of experience and capabilities needed to oversee the management of our Company.
Consideration of Candidates Recommended by Shareholders
     Our board of directors is open to suggestions from our shareholders on candidates for election to the board. Any shareholder may suggest a nominee by sending the following information to our corporate governance and nominating committee:
•	your name, mailing address, and telephone number;

•	the suggested nominee’s name, mailing address, and telephone number;

•	a statement as to whether the suggested nominee knows that his or her name is being suggested by you, and whether he or she has consented to being suggested and is willing to serve;

•	the suggested nominee’s resume or other description of his or her background and experience; and

•	your reasons for suggesting that the individual be considered.
     The information should be sent to the committee addressed as follows: Chairman, Corporate Governance and Nominating Committee, Stewart Enterprises, Inc., 1333 S. Clearview Parkway, Jefferson, Louisiana 70121.
     A shareholder of record who does not wish to follow the foregoing procedure but who wishes instead to nominate directly one or more persons for election to the board of directors must comply with the procedures established by our articles and bylaws. Pursuant to those procedures, the shareholder may nominate one or more persons for election at a meeting of shareholders only if the shareholder is entitled to vote at the meeting and provides timely notice in writing to our Secretary at our principal office, 1333 S. Clearview Parkway, Jefferson, Louisiana 70121. To be timely, a shareholder’s notice must be received at our principal office not less than 45 days nor more than 90 days prior to the meeting; however, if less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received at our principal office no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the following information with respect to each person the shareholder proposes to nominate:

•	the person’s name, age, business address, and residential address;

•	the person’s principal occupation or employment;

•	the class and number of shares of our capital stock of which such person is the beneficial owner (as defined in Rule 13d-3 of the Exchange Act);

•	the person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected; and

•
any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or otherwise would be required, in each case pursuant to Regulation 14A of the Exchange Act.

     The notice also must include the following information with respect to the shareholder giving the notice:
•	the name and address of the shareholder; and

•	the class and number of shares of our capital stock of which the shareholder is the beneficial owner (as defined in Rule 13d-3 of the Exchange Act).
     If requested in writing by our Secretary at least 15 days in advance of the meeting, the shareholder must disclose to our Secretary, within ten days of the request, whether the person is the sole beneficial owner of the shares held of record by the shareholder, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in the shares.

BOARD OF DIRECTORS
Director Independence
     Our board of directors currently consists of eight members, six of whom have been determined by the board of directors to be “independent” as defined by NASDAQ listing standards. Messrs. McDonald, McFarland, Patron, Read, Ryan, and Stewart have been determined to be independent, as have Messrs. Elstrott and Saer, who are not currently directors but who have been nominated for election at the annual meeting.
     In determining the independence of the nominees, the board of directors considered, among other things, certain business relationships among individual nominees. Specifically, the board considered the fact that Mr. Stewart is an investor in First NBC Bank, of which Mr. Ryan is the Chairman of the Board, President and Chief Executive Officer and from which Mr. Stewart has secured a line of credit.
Board Leadership Structure
     The positions of Chief Executive Officer and Chairman of the Board are presently held by two different individuals. The board believes that this is the most appropriate leadership structure for the Company. The principal responsibility of the Chief Executive Officer is to manage the business. The principal responsibilities of the Chairman of the Board are to manage the operations of the board of directors and its committees and provide counsel to the Chief Executive Officer on behalf of the board.
Board Meetings and Director Attendance
     During the fiscal year ended October 31, 2010, our board held eight meetings. Each director attended 75% or more of the aggregate number of meetings of the board of directors and committees of which he was a member that were held during the period in which he served.
     It is the policy of our board that directors are strongly encouraged to attend all annual shareholder meetings. All of our directors attended the 2010 annual meeting of shareholders.
     In discharging their responsibilities, the board and board committees may invite persons who are not directors to participate in their meetings. These advisors may include the Company’s internal auditor and independent accountants, the Company’s outside legal counsel, members of management or other internal staff, or consultants. Mr. John McNamara, financial advisor to Mr. Stewart, sometimes participates in board and committee meetings at the invitation of the board, subject to a confidentiality agreement. Mr. McNamara is not a member of the board of directors, is not compensated by the Company, and participates only in his capacity as advisor to Mr. Stewart.
Role of the Board in Risk Oversight
     Our Company’s management is responsible for identifying, assessing, and managing our Company’s exposure to risk. Our board plays an important role in overseeing management’s performance of these duties.
     As reflected in our Code of Business Conduct and Ethics, our board seeks to establish a “tone at the top,” communicating our board’s strong commitment to ethical behavior and compliance with the law. Our board regularly includes agenda items at its meetings relating to risk and discusses with management a range of topics relating to risk management, including regulatory obligations, litigation, disaster recovery and business continuity planning, insurance, and operational matters. Further, our board oversees the strategic direction of our Company and monitors the management of risks that impact our strategic goals. The material risks to our business identified by the Company are reviewed by the board and included in our filings with the SEC under the heading “Risk Factors.”
     While risk oversight is a full board responsibility, we also empower our board committees to address risk oversight in their respective areas. For example, our audit committee regularly reviews our disclosure controls and procedures and internal control over financial reporting and other legal and regulatory matters affecting our Company. Our audit committee also discusses our major financial risk exposures and steps management has taken to monitor and control these exposures. Our Director of Internal Audit reports to and regularly meets in executive session with our audit committee. In addition, our investment committee oversees the management of risks associated with our trust fund investments and, as discussed in greater detail below under “Composition and Role of Board Committees — Compensation Committee,” our compensation committee is responsible for assessing risks related to compensation.
     As an example of our board’s involvement in risk oversight, in early 2008, at the direction of the audit committee, our internal audit department performed a comprehensive risk assessment of our Company. The assessment included surveys sent to senior managers followed by a meeting of senior managers at which the risks were identified, discussed, evaluated, and ranked according to potential impact and likelihood of occurrence. Risk categories included financial and non-financial risks, including, but not limited to, operational and competitive risks. The results of the process were discussed with the committee and the full board and were used among other things to help focus management planning and formulate the Company’s internal audit plan. The surveys have been updated each year in order to capture any changes in assessment of risks and to identify new risks.
Communicating with Directors
     Our board of directors has adopted a procedure for shareholders to communicate with our directors. Any shareholder wishing to do so may write to the board of directors at the Company’s principal business address, 1333 S. Clearview Parkway, Jefferson, Louisiana 70121. Any shareholder communication so addressed will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed to the board of directors.
Availability of Corporate Governance Materials
     You may access our articles of incorporation, our bylaws, our Code of Business Conduct and Ethics, and the charters for the audit, compensation, and corporate governance and nominating committees on our website at www.stewartenterprises.com. You may also request printed copies, which will be sent to you without charge, by writing to us in care of the Secretary, Stewart Enterprises, Inc., 1333 S. Clearview Parkway, Jefferson, Louisiana 70121.

COMPOSITION AND ROLE OF BOARD COMMITTEES
     Our board currently has four standing committees: an audit committee, a compensation committee, corporate governance and nominating committee, and an investment committee. Each committee is comprised entirely of independent non-management directors with the exception of the investment committee, on which Thomas M. Kitchen serves. In addition, each of the audit, compensation, and corporate governance and nominating committees is governed by a written charter that is reviewed annually and approved by the full board. A copy of each of these charters may be obtained on our website or by mail as described in “Board of Directors — Availability of Corporate Governance Materials.”
     The current members of each committee are identified in the following table, which also indicates the number of meeting each committee held in fiscal 2010:

Board Committee
Corporate
Governance and
Director	Audit	Compensation	Nominating	Investment
Thomas M. Kitchen				X
Alden J. McDonald, Jr.	X	X	X
James W. McFarland		Chairman	X	X
Ronald H. Patron	X		X	X
Michael O. Read	X	X	X
Ashton J. Ryan, Jr.	Chairman		X	Chairman
Frank B. Stewart, Jr.			Chairman
Number of Meetings in 2010	4	11	3	4

Audit Committee
     The audit committee oversees our Company’s accounting and financial reporting processes and the audit of our financial statements on behalf of our board. Management has the primary responsibility for the financial statements as well as the accounting and financial reporting processes, including the system of disclosure controls and procedures and internal control over financial reporting.
     The audit committee is also responsible for any audit committee reports the SEC requires us to include in our proxy statements. In this proxy statement, the requisite report may be found under the heading, “Audit Committee Report.”
     All members of the audit committee are independent, as independence for audit committee members is defined in NASDAQ listing standards and applicable SEC rules. The board has determined that two of the four committee members — Messrs. Ashton J. Ryan, Jr. and Ronald H. Patron — qualify as “audit committee financial experts,” as defined by SEC rules.
Compensation Committee
     The purpose of the compensation committee is to assist the board in discharging its responsibilities relating to executive and director compensation. The committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for executive officers, approve any contract under which compensation is awarded to an executive officer, and make awards to executive officers under our stock compensation plans. At least annually, the compensation committee also recommends to the board for its approval a compensation policy for non-employee members of the board. The committee is also responsible for the oversight of succession planning for key positions of the Company.

     All members of the compensation committee are independent, as independence for compensation committee members is defined in NASDAQ listing standards, Rule 16b-3 of the Exchange Act, and the regulations promulgated under Internal Revenue Code section 162(m).
     The compensation committee has, in past years, engaged Towers Watson (previously Towers Perrin) as its compensation consultant to provide information on executive and director compensation levels of similar companies for purposes of assuring that compensation is set at appropriate levels and that its compensation practices are reasonable and appropriate. The compensation committee last engaged Towers Watson in fiscal 2007. For more information regarding the processes used by the compensation committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.
     Risk Review of Compensation. The compensation committee performs an annual risk assessment of our Company’s compensation programs. In connection with the committee’s most recent such assessment, management inventoried our compensation programs and provided the inventory and a description of each plan to the committee. Management identified the elements of our compensation programs that could incentivize risk and reported to the compensation committee its assessment of those risks and mitigating factors particular to each risk. The compensation committee considered management’s analysis and report and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company. Some of the factors considered by the committee include:
•	the Company’s cash/equity mix strikes an appropriate balance between short-term and long-term risk and reward decisions;

•	our annual incentive plans contains several different corporate performance metrics, and adjustments may only be made for certain pre-approved items;

•	our annual incentive plans include payout caps and a qualitative performance review for each participant;

•
with regard to commissions paid to our sales team, such commissions are paid only when the principal amount of the sale is collected, and there are provisions to “charge back” the commission to the salesperson if the sale is subsequently cancelled prior to collecting 25% of the principal;

•	equity grants contain a mix of options and performance-based restricted stock; and

•	for executives, the existence of a Compensation Recovery Policy and Stock Ownership Guidelines.
Corporate Governance and Nominating Committee
     The corporate governance and nominating committee is responsible for corporate governance and the identification and recommendation to the full board of directors of candidates for nomination or re-nomination to the board of directors. The committee will consider candidates recommended by shareholders who follow the procedures described above under the caption “Election of Directors — Consideration of Candidates Recommended by Shareholders.”
     All members of the corporate governance and nominating committee are independent, as independence for nominating committee members is defined in NASDAQ listing standards.

Investment Committee
     The investment committee is responsible for assisting our board in its oversight of Investors Trust, Inc. (“ITI”), our wholly-owned subsidiary and an investment adviser registered with the SEC. ITI serves as investment adviser for our investment portfolio and for our preneed funeral and cemetery merchandise and services trust and escrow accounts and our cemetery perpetual care trusts and escrow accounts. As of October 31, 2010, ITI managed assets with a market value of approximately $785.8 million.
     All of the members of the investment committee are independent, with the exception of Mr. Kitchen, who currently serves as our Company’s Chief Financial Officer.

DIRECTOR COMPENSATION
Overview
     The compensation committee of our board of directors is responsible for reviewing and setting director compensation. Currently, we pay our non-employee directors a mix of cash (consisting of an annual retainer and committee and chairmanship fees) and stock (shares of Class A common stock granted with a hold-until-retirement requirement). We do not provide any perquisites or retirement benefits to our non-employee directors.
Cash Compensation
     In fiscal 2010, the cash compensation to our non-employee directors consisted of an annual retainer for board and committee service, plus an annual retainer for service as chair of certain committees or the full board. The schedule of retainers paid to our non-employee directors in fiscal 2010 is as follows:

	Annual Retainer for	Additional Retainer
	Membership	for Service as Chair
Position	($)	($)
Board of Directors	60,000	15,000
Audit Committee	12,500	10,000
Compensation Committee	10,000	7,500
Corporate Governance & Nominating Committee	10,000	—
Investment Committee	10,000	—

     The aggregate cash compensation paid to each non-employee director for fiscal 2010 is reported in the table below.
Stock Compensation
     For fiscal 2010, the committee’s goal was that each non-employee director would receive $85,000 worth of Class A common stock, subject to the requirement that the director hold those shares for the remainder of his tenure on our board of directors. However, this goal was constrained by a 15,000 share annual limit in our 2007 Stock Incentive Plan on issuances to non-employee directors. In November of 2009, we issued an aggregate 15,000 shares of Class A common stock to each non-employee director. This equity award was paid in two tranches: a pre-approved grant on the first business day of the year of Class A common shares worth $51,002 (11,234 shares granted on November 2, 2009) and a second grant later in the month of Class A common shares worth $17,964 (3,766 shares granted on November 16, 2009), which increased each director’s fiscal 2010 award to a total of 15,000 shares. The aggregate grant date fair value of the fiscal 2010 equity award of 15,000 shares was $68,966. The difference between the desired equity compensation value of $85,000 and the value of the 15,000 shares actually awarded, $16,034, was paid to each non-employee director in cash.
Director Stock Ownership Policy
     The compensation committee has a long-standing policy requiring that each non-employee director own common stock of the Company with a value equal to at least five times the amount of the annual cash retainer within five years after joining the board. Once a non-employee director has achieved the target level of stock ownership, the director should maintain at least that level of ownership for the duration of his service as a non-employee director. As of October 31, 2010, each of the non-employee directors was in compliance with the policy.

Director Compensation Table — Fiscal 2010
     The table below details all compensation the Company paid to our non-employee directors for the fiscal year ended October 31, 2010. Messrs. Crawford and Kitchen, who are employed by the Company as executive officers, do not receive any additional compensation for their service as directors.
Fiscal 2010 Director Compensation

	Fees Earned or Paid
	in Cash	Stock Awards(1)	Other	Total
Name	($)	($)	($)	($)
Alden J. McDonald, Jr.	108,534	68,966	—	177,500
James W. McFarland	113,534	68,966	—	182,500
Ronald H. Patron	108,534	68,966	—	177,500
Michael O. Read	108,534	68,966	—	177,500
Ashton J. Ryan, Jr.	118,534	68,966	—	187,500
Frank B. Stewart, Jr.	101,034	68,966	966 (2)	170,966

(1)
Amounts in this column represent the aggregate grant date fair value of all equity compensation paid to our directors in fiscal 2010, computed in accordance with FASB ASC Topic 718. Each non-employee director received a total of 15,000 shares of Class A common stock under our 2007 Stock Incentive Plan (11,234 shares on November 2, 2009 and an additional 3,766 shares on November 16, 2009). As a condition of the grant, each recipient is required to retain all of these shares until he ceases to serve on the board.

(2)
Represents amounts the Company paid during fiscal 2010 on a life insurance policy insuring the life of Mr. Stewart for the benefit of his spouse. This payment was approved by the audit committee and the compensation committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(“SAY-ON-PAY VOTE”) (PROPOSAL 2)
     We are seeking shareholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to SEC rules. This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures. Shareholders are asked to vote on the following resolution:
     RESOLVED, that the compensation paid to the Named Executive Officers as disclosed in the proxy statement for the Company’s 2011 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.
     We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement — our CD&A (including its executive summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.
     While this say-on-pay vote is not binding, our compensation committee and board will review the voting results and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. We invite shareholders who wish to communicate with our board on executive compensation or any other matters to contact us as provided under “Board of Directors — Communicating with Directors.”
     Approval of this proposal requires the affirmative vote of the holders of at least a majority of the voting power present or represented by proxy at the annual meeting. See “Other Matters — Quorum and Voting of Proxies.”
Our board unanimously recommends that you vote to approve the compensation of our Named Executive
Officers as disclosed in this proxy statement by voting FOR this proposal.

ADVISORY VOTE ON THE FREQUENCY OF THE SAY-ON-PAY VOTE
(“FREQUENCY VOTE”) (PROPOSAL 3)
     We are providing our shareholders with an advisory vote on how often we should hold the “say-on-pay” vote described under Proposal 2. You should select your preference as to how often we hold the say-on-pay vote, whether every year, every two years, or every three years.
     Our board is recommending that we hold a say-on-pay vote every year. In formulating its recommendation, the board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Note, however, that this frequency vote is not a vote for or against the board’s recommendation; your vote is as to which frequency you believe is most appropriate.
     This frequency vote is not binding on the board. However, the board will take into account the result of the vote when determining the frequency of future say-on-pay votes.
     Because this advisory vote has three possible substantive responses (every one year, every two years, or every three years), we will consider shareholders to have “approved” the frequency selected by a plurality of the votes cast, whether present or represented by proxy at the annual meeting.
Our board unanimously recommends that you vote to hold the say-on-pay vote EVERY YEAR.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
     This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our Chief Executive Officer, Chief Financial Officer, and our three other most highly-compensated executives (our “Named Executive Officers” or “NEOs”). For fiscal 2010, our Named Executive Officers are:
•	Thomas J. Crawford, our President and Chief Executive Officer;

•	Thomas M. Kitchen, our Senior Executive Vice President and Chief Financial Officer;

•	Lawrence B. Hawkins, an Executive Vice President of the Company and President of our subsidiary, Investors Trust, Inc.;

•	G. Kenneth Stephens, Jr., our Senior Vice President of Sales; and

•	Kenneth G. Myers, Jr., our Senior Vice President of Operations.
     In this CD&A, we first provide an Executive Summary of our actions and highlights from the fiscal year. We next explain the principles that guide our compensation committee’s executive compensation decisions, our Compensation Philosophy and Objectives. We then describe the committee’s Process of Setting Compensation, including any supporting role played by the Named Executive Officers themselves. Finally, we discuss in detail each of the Compensation Components, which includes, for each component, a design overview as well as the actual results yielded for each Named Executive Officer in fiscal 2010.
Executive Summary
Overview of Fiscal 2010
     Our Company is the second largest provider of funeral and cemetery products and services in the death care industry in the United States. We own and operate funeral homes and cemeteries in 24 states within the United States and in Puerto Rico. Our core business consists of selling cemetery property and funeral, cremation, and cemetery products and services both at the time of need and on a pre-need basis.
     Our Company’s financial and operational accomplishments for fiscal 2010 include the following:
•	increased revenues and earnings;

•	maintained a strong balance sheet;

•	generated strong operating cash flow;

•	repurchased senior convertible notes at less than face value generating annual cash interest savings;

•	repurchased approximately 800,000 shares of our Class A common stock through our stock purchase program; and

•	instituted a program to improve cremation property and merchandise offerings and cremation memorialization.

     In this executive summary, we will briefly describe our executive compensation program and philosophy, highlighting key actions and decisions taken in 2010 in light of our business achievements and in support of our compensation objectives.
Our Compensation Program Focuses on Pay-for-Performance
     Our executive compensation program consists of three core components, which we refer to collectively as “total direct compensation”: (1) a fixed base salary, (2) an annual incentive award opportunity usually paid in cash, and (3) a long-term equity incentive award (a mix of service-based stock options and performance-based restricted stock). We also provide certain retirement benefits and modest perquisites to our executives.
     As discussed in greater detail below, our program is designed to align each executive’s total compensation opportunity with those financial and other performance objectives most closely related to the Company’s strategic business objectives. To that end, at least half of each Named Executive Officer’s target total direct compensation is performance-based. For example, nearly 60% of Mr. Crawford’s target total direct compensation is performance-based, meaning that it must be earned on the basis of corporate and individual performance goals (in the case of his annual incentive award opportunity) or its future value, if any, is contingent upon the future performance of the Company’s common stock (in the case of his equity awards).
     In fiscal 2010, as in prior years, the committee selected consolidated diluted earnings per share (“EPS”) and free cash flow as corporate performance metrics for the annual incentive plan. However, the committee also added revenue and gross profit for all of the Named Executive Officers except Mr. Hawkins, to encourage a focus on growing the Company’s core business. For Messrs. Hawkins, Stephens, and Myers, these corporate metrics are balanced by business performance metrics tailored to that officer’s unique area of responsibility (for Mr. Hawkins, the performance of our investment portfolios under his management, and for Mr. Stephens and, to a lesser degree, Mr. Myers, actual sales). In addition, although 20% of each Named Executive Officer’s annual incentive award opportunity is based on his individual performance on pre-established business objectives, the amount of any such payout is scaled according to how the Company’s actual diluted EPS and free cash flow for the fiscal year compared to the Company’s goals.
     We occasionally award additional discretionary bonuses to executive officers for particular accomplishments during a fiscal year. Messrs. Stephens and Myers were each awarded a discretionary bonus of $25,000 for their efforts and accomplishments with new company-wide strategic initiatives.
     We consider all of our equity awards to be performance-based. For fiscal 2010, each Named Executive Officer received an equity grant consisting of stock options, which vest over four years of continued employment, and restricted stock, which vest over a three-year period but only to the extent the closing price of a share of Class A common stock reaches certain target prices for a period of at least twenty consecutive trading days during the relevant fiscal year. We do pay dividends currently on unvested shares of restricted stock. The committee has adopted stock ownership guidelines to encourage our executives to retain the shares of Company stock they have received as equity awards. Our Chief Executive Officer is expected to own four times his annual salary in Company stock and each other Named Executive Officer is expected to own three times his salary in Company stock. Absent a hardship waiver from the committee, an executive is prohibited from selling net after-tax shares of restricted stock that have vested unless the executive is in compliance with the guidelines.
     Beyond our core compensation components, we offer our Named Executive Officers certain retirement benefits through two unfunded, nonqualified plans: a Supplemental Executive Retirement Plan (the “SERP”) and a Supplemental Retirement and Deferred Compensation Plan (the “Deferred Compensation Plan”). The SERP, which consists solely of Company contributions, is intended to reward our executives for loyalty and longevity of service. In exchange, the SERP protects the Company’s interests after an executive’s termination, as payments are contingent upon the executive’s continued compliance with non-competition provisions. Payments under the SERP are based upon the executive’s age or years of service and final average salary. Our Named Executive Officers may also choose to participate in our 401(k) plan generally available to all employees. However, because Internal Revenue Code limitations on contributions disproportionately affect our executives’ ability to save for retirement under our 401(k) plan, we have established the Deferred Compensation Plan, which permits an executive to defer compensation in excess of those 401(k) plan contribution limitations. The Company makes certain matching contributions up to an overall maximum for both the 401(k) plan and Deferred Compensation Plan of 1.5% of the executive’s eligible cash compensation.

     Our executive compensation program contains certain protections for our executives in the event of a change of control of the Company. Most notably, each of our Named Executive Officers is currently a participant in our Retention Plan, which essentially protects each executive’s employment terms and conditions for a one-year period following a change of control. Messrs. Crawford and Kitchen had employment agreements in place during the fiscal year which provided more favorable terms (a two-year protective period following a change of control, plus one year severance if the executive was terminated without cause or with good reason in the absence of a change of control), but those agreements expired at the end of the fiscal year. Executive officers without employment agreements are covered by the Retention Plan. Executives who have not yet become entitled to early retirement benefits under the SERP will also receive a pro rata SERP benefit if they are terminated in connection with a change of control. In addition, all outstanding equity awards vest upon the occurrence of a change of control.
     We provide modest perquisites to our Named Executive Officers, consisting of a flat $5,000 toward the executive’s health and dental insurance premiums and, for certain executives, automobile allowances and club memberships approved on a case-by-case basis.
Summary of Key Actions, Decisions, and Events in Fiscal 2010
     The Company’s business accomplishments in fiscal 2010 and the prevailing business environment provided the basis for the following events and key committee decisions:
•
No Changes to Base Salaries. Over the past few years, the committee has made changes to base salaries only in unusual circumstances, preferring that any fluctuation in an executive’s annual compensation correlate with corporate performance. In fiscal 2010, the committee made no changes to any Named Executive Officer’s base salary.

•
Reduced Potential Individual Performance Payout under Annual Incentive Plan if Threshold Corporate Performance Not Met. The committee first tied individual performance payout potential to threshold achievement of corporate performance metrics in fiscal 2009. In fiscal 2010, the committee lowered the maximum potential payout for individual performance from 50% to 25% in the event that the threshold goals for EPS and free cash flow were not achieved.

•
Pay-for-Performance Meant Forfeiture of Options and Restricted Shares Granted in Prior Years. A large number of options and restricted shares granted in prior years were forfeited as the underlying performance metrics were not met. Together, our five Named Executive Officers forfeited over $2 million in restricted stock.

•
Enactment of Clawback Policy. All incentive compensation paid to our executive officers is now subject to recovery by the Company under our Compensation Recovery Policy, if the compensation was paid on the basis of materially inaccurate financial statements or any other materially inaccurate performance criteria and the officer in question engaged in intentional misconduct which led to the inaccuracy.

Subsequent Events
     Following the end of the fiscal year, Mr. Crawford informed the board of his intention to retire from all positions with the Company effective as of the 2011 annual meeting. The board appointed Mr. Kitchen, who had been our Chief Financial Officer, as our new President and Chief Executive Officer as of the 2011 annual meeting, and Lewis J. Derbes, Jr., who had been our Senior Vice President of Finance, Secretary and Treasurer, to succeed Mr. Kitchen as our Chief Financial Officer. Compensation arrangements for Messrs. Kitchen and Derbes were disclosed in a Current Report on Form 8-K filed with the SEC on January 28, 2011, as amended by Amendment 1 filed with the SEC on February 2, 2011, and are discussed briefly at the end of the CD&A.

     For a sixty-day transition period following his retirement, Mr. Crawford will serve as a consultant to our Company. Mr. Kitchen, our new Chief Executive Officer, had requested that the consulting arrangement be established in order that Mr. Crawford would be available to assist with several initiatives in which he had been primarily involved for an extended period while Chief Executive Officer. The Company believes that these initiatives could potentially lead to significant shareholder value in the future and that Mr. Crawford’s continued involvement will contribute to a smooth transition and steady progress. Mr. Crawford will be paid a total of $62,000 for his consulting services over the sixty-day period.
Compensation Philosophy and Objectives
     The compensation committee is responsible for designing, implementing, and administering a compensation program for executive officers that ensures appropriate linkage among executive pay, Company performance, and results for shareholders. The committee seeks to increase shareholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain the best executive talent available through adherence to the following core compensation objectives:
•	providing compensation commensurate with the level of success achieved;

•	providing a total compensation opportunity that is competitive with similar size, general industry companies and death care industry companies with which we compete for talent;

•	managing fixed costs by combining a more conservative approach to base salaries and benefits with an emphasis on performance-dependent short- and long-term incentives;

•	recognizing and rewarding the achievement of corporate performance goals as well as individual performance; and

•	aligning the interests of executives with those of our shareholders by emphasizing long-term, performance-dependent incentives.
     Consistent with our pay-for-performance philosophy and because executive officers are in a position to directly influence the overall performance of the Company, a significant portion of executive compensation is delivered in the form of performance-dependent annual and long-term incentive programs. The level of performance-dependent compensation may vary for each executive based on level of responsibility, market practices, and internal equity considerations. However, the committee’s general goal is that approximately 50 to 60% of total potential compensation be performance dependent, depending upon the level of responsibility of the executive.
Process of Setting Compensation
The Compensation Committee’s Role
     The committee is responsible for approving the Company’s executive compensation framework as well as making compensation decisions for individual executive officers. In setting the executive compensation program for fiscal 2010, the committee reviewed the 2009 compensation program for the executive officers. The committee’s analysis of and satisfaction with the fiscal 2009 compensation mix and pay levels led to its conclusion to generally maintain a similar pay mix and potential compensation levels for fiscal 2010.
     When making compensation decisions for individual executive officers, the committee considers many factors, including:
•	the individual’s role and responsibilities, performance, tenure, and experience;

•	the performance of the Company overall;
•	the individual’s historical compensation, equity holdings, realized gains on past equity grants, and vested retirement benefits; and

•	comparisons to other executive officers of our Company.

     The committee evaluates the performance of the Chief Executive Officer and considers his evaluations of the other Named Executive Officers on an annual basis following the close of each fiscal year. Although these performance evaluations are most closely connected to the qualitative portion of the officer’s annual incentive award, the committee considers individual performance in evaluating the appropriateness of the officer’s base salary specifically and compensation package as a whole.
The Role of Management and Other Directors
     Our Chief Executive Officer is responsible for completing the evaluation of Messrs. Kitchen, Stephens, and Myers, and our Chief Financial Officer is responsible for completing the evaluation of Mr. Hawkins, given Mr. Hawkins’ responsibility for managing our investment portfolios. The committee reviews each of these evaluations, consulting with the executive responsible for the evaluation and other board committee chairmen, as appropriate. The committee then makes compensation decisions for the individual executives on the basis of those evaluations and discussions.
     To review our Chief Executive Officer’s performance, the committee consults with the other independent directors, asking each board member to complete a written evaluation of his performance for the fiscal year. Our Chief Executive Officer is not present when the committee meets to evaluate his performance and determine his compensation.
Role of Compensation Consultants
     Although the committee’s charter permits it to retain the assistance of an independent compensation consultant, the committee does not currently use a consultant. The committee last engaged a consultant in connection with our search for, and subsequent hire of Mr. Crawford as, our Chief Executive Officer in 2007. The committee has been generally satisfied with our executive compensation program philosophy and practice, and therefore has not felt it necessary to engage a consultant to conduct a comprehensive program review.
Employment Agreements
     We had employment agreements with Messrs. Crawford and Kitchen, which expired following the end of fiscal 2010. Although these agreements have now expired, the terms of the agreements with Messrs. Crawford and Kitchen are described in “Executive Compensation — Employment Agreements,” as they were in place at the end of the fiscal year.

Compensation Components
     As mentioned previously, the three key elements of our executive compensation program are: base salary, an annual incentive award opportunity, and a long-term equity incentive award. These three elements of “total direct compensation” are carefully designed to support one or more of our core compensation objectives, as described below:

Percentage of 2010
Pay	Related Core Compensation	Description and Relation to 2010	Target Total Direct
Component	Objectives	Performance	Compensation*
Base Salary (cash)	• providing competitive compensation opportunity • conservative approach helps to manage fixed costs	not performance-based; rather, based on each executive’s role, responsibilities, performance, tenure, and experience	CEO: 43% CFO: 43% Other NEOs: 51%

Annual Incentive Award (usually paid in cash)
•   providing compensation commensurate with level of success achieved

•   emphasis on performance-dependent incentives by recognizing and rewarding achievement of corporate performance and individual performance goals
Corporate Performance: rewards achievement of goals related to revenue, gross profit, earnings per share, and free cash flow

Subsidiary Performance/Other Corporate Objectives:rewards achievement of goals most closely-related to the executive’s position with the Company

CEO: 34% CFO: 30% Other NEOs: 25%
	• alignment of executives’ interests with that of shareholders	Individual Performance: rewards achievement of individual performance objectives, but percentage payout is scaled based on achievement of corporate performance objectives (EPS and free cash flow); maximum 25% of individual portion may be granted at committee’s discretion if thresholds for EPS and free cash flow are not met

Long-Term Equity Incentives (options and restricted stock)	• providing compensation commensurate with level of success achieved • providing competitive compensation opportunity	Options: value tied to increase in share price after date of grant

		Restricted Stock: vesting of the 2010 restricted stock awards is contingent upon achievement of gradually-increasing share price targets during the three fiscal years following grant	CEO: 23% CFO: 27% Other NEOs: 24%
• aligning executives’ interests with those of shareholders through an emphasis on long-term, performance-dependent incentives

*
Includes all three components (salary, annual incentive award, and long-term equity incentive). The annual incentive award is calculated using a target payout, while the equity awards are valued at their grant date fair value for accounting purposes as disclosed and described in the accompanying compensation tables.

     In addition to these main components, we offer our executive officers retirement benefits in the form of a SERP and a Deferred Compensation Plan, modest perquisites, and certain change of control and termination protections. Each component is discussed in greater detail below, with a focus on both component design and results yielded during 2010.

Base Salary
     Design — Our philosophy has traditionally been that base salaries should meet the objectives of attracting and retaining the executive officers needed to successfully manage the business. More recently, the committee has sought to allocate more compensation to the performance-dependent elements of the total compensation package, and therefore has kept base salaries unchanged absent a significant change in responsibilities or other unusual circumstances.
     Results — After reviewing fiscal 2009 base salaries and consistent with our philosophy of placing greater emphasis on performance-driven compensation components, the committee made no changes to the base salaries of Named Executive Officers in fiscal 2010.
Annual Incentive Award
     Design — The annual incentive plan is designed to align executive officer pay with annual Company performance based on the achievement of pre-established corporate performance objectives for the Named Executive Officers. The annual incentive also contains an individual performance component based upon individual business objectives and a qualitative review of performance; however, the potential payout of the individual performance component depends upon the level at which certain corporate performance objectives were achieved for the fiscal year. Our annual incentive plan does not contemplate discretion by the committee to increase the quantitative portion of the award, although certain pre-established adjustments are permitted.
     As the annual incentive plan is intended to provide compensation commensurate with performance, the annual award payable upon superior performance could be a substantial portion of a Named Executive Officer’s total compensation, as demonstrated below:
2010 Annual Incentive Award Opportunity as a Percentage of Base Salary

	Threshold		Maximum
	(40% of Target		(200% of Target
Named Executive Officer	Opportunity)	Target Opportunity	Opportunity)
Thomas J. Crawford	32%	80%	160%
Thomas M. Kitchen	28%	70%	140%
Lawrence B. Hawkins	20%	50%	100%
G. Kenneth Stephens, Jr.	20%	50%	100%
Kenneth G. Myers, Jr.	20%	50%	100%

     The committee continues to use a framework similar to the one originally recommended by Towers Watson in 2004 for setting the threshold, target, and maximum performance levels. Results that fall between the threshold, target, and maximum levels are pro-rated. In fiscal 2009, given the uncertainty of the economic climate, the committee had added a second, lower threshold tier to keep the executives incentivized even if the economic climate worsened during the year. In fiscal 2010, however, the committee returned to the traditional three-tier structure, given that the inclusion of a lower threshold had ultimately proven unnecessary in fiscal 2009.
     Consistent with historic practice, the committee’s goal is that the threshold level should be achievable with a probability of 80%. The committee’s goal is that the probability of achievement of the target level be approximately 40-50%, while the maximum level should have a very low probability of achievement, approximately 10%.
     The committee uses the following factors, among others, in determining the annual performance criteria and target performance levels: analysts’ forecasts and current market conditions; an analysis of the financial measures on which the committee wants to focus executive attention and effort; Company, subsidiary, and individual performance in the prior fiscal year; the Company’s budget and range of projections for the upcoming fiscal year; and ongoing strategic initiatives. The committee also receives input from the Chief Executive Officer and the

Chief Financial Officer and reviews the approved operating plan for the upcoming fiscal year. The committee meets with the Chief Executive Officer and Chief Financial Officer to review and discuss extensively the various quantitative performance metrics and the probabilities and risks in achieving these metrics. Finally, the committee meets in executive session to finalize the plan.
     In deciding what weight to assign the various performance criteria in a particular executive’s annual incentive opportunity, the committee also considers which criteria are within the particular executive’s realm of responsibility and how use of a given criterion may incentivize the executive’s performance for the next year. For fiscal 2010, the committee set the corporate, subsidiary, and individual performance portions for each Named Executive Officer as follows:
Percentage Allocation of Performance Criteria to Annual Incentive Plan Participants

					Subsidiary
					Performance/
	Corporate Performance Criteria				Other
				Free Cash	Corporate	Individual
Named Executive Officer	Revenue	Gross Profit	EPS	Flow	Objectives	Performance

Thomas J. Crawford	20%	20%	20%	20%	n/a	20%
Thomas M. Kitchen	20%	20%	20%	20%	n/a	20%
Lawrence B. Hawkins	n/a	n/a	10%	10%	60%	20%
G. Kenneth Stephens, Jr.	5%	15%	10%	10%	40%	20%
Kenneth G. Myers, Jr.	20%	30%	10%	10%	10%	20%

     Each of the corporate or subsidiary performance metrics is evaluated separately and independently from the others. The individual performance metrics are evaluated independently, but are also dependent to some extent upon the level of achievement of the corporate objectives, as discussed in greater detail below.
     Corporate Performance — For fiscal 2010, the corporate performance portion of the annual incentive for each of the Named Executive Officers, except Mr. Hawkins, includes four measures — revenue, gross profit, consolidated diluted earnings per share (“EPS”), and free cash flow. Because of his unique role in investment management, Mr. Hawkins is not as closely involved in the Company’s operating revenue and profit stream as the other Named Executive Officers, and therefore the committee made the decision to limit his corporate performance metrics to EPS and free cash flow.
     The committee has previously used EPS and free cash flow as corporate performance metrics in the annual incentive plan, most recently in fiscal 2009. The committee believes that these two measures are key drivers of long-term shareholder value. The use of free cash flow as a performance measure tracks the Company’s strategic goal to generate cash to allow for investment in other opportunities, products, and services. Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures.
     For fiscal 2010, the committee decided to add revenue and gross profit for all Named Executive Officers (except Mr. Hawkins) to encourage those executives to focus on growth in the Company’s core business. In prior years, those two metrics had been used as “other corporate criteria” for Messrs. Stephens and Myers, given the centrality of each of their roles — as the Senior Vice Presidents in charge of Sales and Operations, respectively — to our core business.
     At the beginning of the fiscal year, the committee considers and approves as adjustments to the annual incentive certain unusual items that would not be included in the Company’s budget, as those items are deemed to be outside the control of the executives. After the close of the fiscal year but before determining whether the performance criteria have been met, the committee adjusts the Company’s financial performance results, if necessary, to reflect those previously approved adjustments.

     The corporate performance goals for fiscal 2010 were as follows:
Annual Incentive Plan Corporate Performance Goals

Performance Criteria	Threshold	Target	Maximum
Revenue	$505 million	$530 million	$555 million
Gross profit	$101 million	$111 million	$121 million
EPS	$0.34	$0.38	$0.42
Free cash flow	$35 million	$50 million	$65 million

     Setting the free cash flow targets with the desired probabilities has proven difficult due to unexpected items that impact free cash flow from year to year, but which are not among the pre-approved items that result in adjustments to actual results for purposes of the calculation of the annual incentive. For example, in 2009 and earlier fiscal years, tax refunds have affected free cash flow levels.
     Subsidiary Performance / Other Corporate Objectives — The annual incentives of Messrs. Hawkins, Stephens, and Myers include additional financial performance criteria in order to align the incentive substantially with the particular performance objectives most closely related to that executive’s particular role with the Company.
     A method similar to the one described above for corporate performance goals is used to set the threshold, target, and maximum values for each additional performance metric. The target values generally are related to an aggressive budget, and the threshold and maximum values are set at least conceptually with approximate probabilities of 80% and 10% achievement, respectively.
     For fiscal 2010, given Mr. Stephens’ role as our Senior Vice President of Sales, the committee allocated 40% of his annual incentive award opportunity between two additional performance metrics — property sales (30%) and pre-need funeral sales (10%). For Mr. Myers, our Senior Vice President of Operations, the committee also chose to emphasize property sales, allocating 10% of the annual incentive award opportunity to that performance metric. The performance targets for these two sales performance criteria were set as follows:
Performance Targets for Other Corporate Objectives — Sales

Performance Criteria	Threshold	Target	Maximum

Property sales	Achieve 100% of property sales plan	Achieve 105% of property sales plan	Achieve 110% of property sales plan

Pre-need funeral sales	Match FY 2009 Actual (97% of FY 2010 Budget)	Achieve 99% of FY 2010 Budget	Achieve 100% of FY 2010 Budget
     For Mr. Hawkins, a maximum of 60% of his potential annual incentive is based upon the performance of the investment portfolios that he manages through Investors Trust, Inc., a subsidiary of the Company. The two portfolios under his management consist of a pre-need funeral and merchandise portfolio, and a perpetual care portfolio.
     This portion of Mr. Hawkins’ incentive is determined by comparing the actual return of each portfolio against three measures: the one- and two-year performance of that portfolio relative to a custom index of relative market indices, weighted according to the actual asset allocation of the portfolio, and a target annual return as established in advance by the investment committee of our board. For fiscal 2010, the target return for the pre-need funeral and merchandise portfolio was 6.5%. The target return for fiscal 2010 for the combined perpetual care portfolios was 6.13%.

     The investment committee retains an independent consultant to evaluate overall performance and the performance of each portfolio. The consultant supplies the market indices and analyses of the performance of each portfolio to the investment committee, and the compensation committee uses this data to determine the extent of Mr. Hawkins’ award for the current fiscal year as well as to design the performance metrics and targets for Mr. Hawkins for the upcoming fiscal year. The following investment performance targets apply to Mr. Hawkins’ annual award for fiscal 2010:
Portfolio Performance Targets
Compared to One- and Two-Year Returns of Custom Index and Target Return

Portfolio	Threshold	Target	Maximum
Pre-need funeral and merchandise portfolio	50 basis points below	25 basis points above	100 basis points above
Combined perpetual care portfolios	50 basis points below	12.5 basis points above	50 basis points above

     Individual Performance — At the beginning of the fiscal year, the committee provides each Named Executive Officer with the objectives that will be considered in determining the individual performance portion of his annual incentive for that year. Each executive’s level of achievement of these objectives is evaluated following the end of the year. The factors for fiscal 2010 are described below under “Results — Individual Performance.” The committee then uses its discretion in a subjective qualitative evaluation of individual performance, taking into consideration input from other board members and certain executive officers as described above in “The Process of Setting Compensation — The Role of Management and Other Directors.”
     In fiscal 2010, continuing a practice first adopted in fiscal 2009, the committee scaled the amount a Named Executive Officer could receive for individual performance to achievement of corporate performance as follows:

To be eligible for an individual
performance portion of:	The required corporate criteria achievement is:
100%	Target EPS ($0.38) and Target Free Cash Flow ($50 million)

75%	Target EPS ($0.38) or Target Free Cash Flow ($50 million)

50%	Threshold EPS ($0.34) or Threshold Free Cash Flow ($35 million)

up to 25% at discretion of committee	below Threshold EPS ($0.34) and below Threshold Free Cash Flow ($35 million)

     Under this framework, a Named Executive Officer may earn no more than 25% of the maximum individual performance award component if the threshold targets of both these corporate performance criteria were not met. The committee believes that this linkage reinforces the relationship between individual and corporate performance.
     Results
     The committee felt that the overall results for the annual incentive plan in fiscal 2010 were consistent with how the Company performed in the fiscal year. Each Named Executive Officer’s total annual incentive award payout fell somewhere between the threshold and the target payouts, with the exception of Mr. Hawkins’ award. Mr. Hawkins’ award fell between the target and maximum payouts, as the performance of our investment portfolios under his management continued to improve in fiscal 2010.

     The committee has discretion to pay the annual incentive award in cash or in shares of Class A common stock. For the 2010 award, the committee decided to pay each Named Executive Officer’s annual incentive award to him in cash.
Calculation of FY 2010 Executive Officer Annual Incentive Plan Award for each Named Executive Officer

					Subsidiary
					Performance/
	Corporate Performance Criteria				Other		Incentive
		Gross		Free Cash	Corporate	Individual	Award
	Revenue	Profit	EPS	Flow	Objectives	Performance	Total
Named Executive Officer	($)	($)	($)	($)	($)	($)	($)

Thomas J. Crawford	—	—	123,120	101,958	n/a	172,800	397,878
Thomas M. Kitchen	—	—	71,820	59,476	n/a	100,800	232,096
Lawrence B. Hawkins	n/a	n/a	25,650	21,241	156,414	60,000	263,305
G. Kenneth Stephens, Jr.	—	—	22,444	18,586	—	63,000	104,030 (1)
Kenneth G. Myers, Jr.	—	—	22,444	18,586	—	63,000	104,030 (1)

(1)	Messrs. Stephens and Myers each also received a $25,000 discretionary award described below under “Additional Discretionary Cash Bonuses.”
     Corporate Performance — Company performance in fiscal 2010 generated an annual incentive plan payout based on both EPS and free cash flow, but no payout on either revenue or gross profit.
     With regard to EPS, the actual adjusted result was $0.39, exceeding the target of $0.38 but not reaching the maximum of $0.42. Our EPS as reported in our Form 10-K, $0.33, was adjusted upward to neutralize the effect of a change in accounting for convertible debt which we first implemented in fiscal 2010, and which ultimately reduced our net earnings for the fiscal year by approximately $5.6 million. This adjustment was pre-approved by the committee at the beginning of fiscal 2010.
     The Company’s adjusted free cash flow for fiscal 2010 exceeded $50.9 million, just surpassing the target of $50 million but not reaching the maximum payout level of $65 million. For purposes of the annual incentive plan calculations, we made two minor pre-approved adjustments to free cash flow as reported in our Form 10-K, adding back $87,000 of executive separation payments and $159,000 of payments related to Hurricane Katrina litigation.
     The committee had set a threshold for revenue of $505 million, and the Company’s actual revenues for the fiscal year fell just short of that mark, at $499.9 million. Similarly, the fiscal year gross profit realized ($96.2 million) did not reach the threshold level, which the committee had set at $101 million.
     Subsidiary Performance/Other Corporate Objectives — With regard to additional corporate performance targets for sales, neither the property sales nor the pre-need funeral sales performance targets were met. Therefore, neither Mr. Stephens nor Mr. Myers earned an annual incentive payment on the basis of those objectives.
     Mr. Hawkins earned $156,414 toward his total bonus for the performance of the portfolios that he manages through Investors Trust, Inc. With regard to the pre-need funeral sales and merchandise portfolio, Mr. Hawkins did not achieve the threshold performance level for one-year performance as compared to a custom index of actual returns for similar asset allocations, but the portfolio’s performance fell between the target and maximum levels of the two-year performance of that custom index and exceeded the maximum performance level as measured against the target return set by the committee. On the combined perpetual care portfolios, Mr. Hawkins exceeded the maximum target performance level for the one- and two-year custom indices as well as the target return set by the committee.

     Individual Performance — For fiscal 2010, Mr. Crawford was asked to focus his efforts on a series of strategic priorities, including increasing at-need case volume and pre-need property sales, implementing new initiatives to respond to the increasing customer demand for cremation alternatives, generating revenue from non-traditional sources, and capturing productivity and efficiency gains from recently-implemented new systems and information tools. The committee awarded Mr. Crawford $172,800 for his individual performance during fiscal 2010 in these areas. The committee also recognized his steady leadership in the midst of an uncertain economic climate, his thoughtful, proactive approach to strategic planning, and his fostering of a collaborative working environment.
     Mr. Kitchen received $100,800 for the individual performance portion of the annual incentive in recognition of his achievement in certain areas as established by the committee — his efforts in gaining state regulatory approval for standardizing contracts across the Company’s various markets, his operational guidance in the continued implementation of, and transition to, an updated investment strategy, and his innovative assistance in helping the sales organization to reach its business objectives. The committee cited in particular his key leadership in implementing cost-reduction initiatives and securing the necessary regulatory approvals for tax accounting changes to optimize the Company’s tax position.
     For his qualitative portion of the annual incentive award in fiscal 2010, Mr. Hawkins earned $60,000 for his individual performance. The committee had asked Mr. Hawkins to focus primarily on continued implementation of a new trust investment philosophy and strategy. In setting Mr. Hawkins’ award, the committee noted his steady leadership in implementing a new asset allocation model and his continued efforts in identifying additional investment opportunities to broaden the portfolios’ diversification. The committee also recognized the returns Mr. Hawkins was able to achieve in the face of continued market uncertainty.
     Mr. Stephens earned $63,000 for his individual performance in fiscal 2010 based primarily upon his achievement in certain areas as set by the committee: his careful leadership in the implementation of new systems and information tools, his collaborative work with the operations group and the recently-formed cremation team, improving the sales process and increased cemetery property sales for cremation memorialization, and his involvement in developing new compensation structures to appropriately incentivize our sales directors. The committee also noted his considerable efforts in strategically planning and introducing the use of community group presentations throughout certain targeted sales regions which significantly exceed company expectations in terms of the number of presentations and results.
     For fiscal 2010, Mr. Myers earned $63,000 for his individual performance in fiscal 2010 in certain areas as set by the committee. Those areas are Mr. Myers’ successful implementation of new cremation package offerings within our funeral homes, his focus on training efforts to continue improvement of funeral director performance, his collaborative work with the sales group and the recently-formed cremation team to implement significantly enhanced and industry best cremation gardens and expanded cremation memorialization options in many cemeteries, and his consolidation of certain operating regions. The committee also recognized his demonstrated teamwork and problem-solving capabilities.
     Additional Discretionary Cash Bonuses — In conjunction with its compensation and performance review of each Named Executive Officer following the fiscal year-end, the committee decided to award a discretionary cash bonus of $25,000 to each of Messrs. Stephens and Myers. In reviewing their accomplishments for the 2010 fiscal year, the committee awarded each of them this bonus in light of their extraordinary collective effort in the early stages of implementation of new strategic company-wide initiatives that were not emphasized under the metrics of the annual incentive plan.
Long-Term Stock Incentive Awards
     Process and Design — Our typical practice is to annually grant a combination of stock options and restricted stock to our executive officers as long-term incentives, thus substantially aligning executive compensation with the interests of the shareholders. The committee does not adhere to strict formulas or survey data in determining the specific mix of compensation elements.
     We believe that the use of stock options and restricted stock in tandem has certain advantages. Although its value may increase or decrease with changes in the stock price during the period before vesting, restricted stock will have value in the long term, encouraging retention of executives. By contrast, the entire compensation value of a stock option depends on future stock price appreciation. Accordingly, restricted stock can deliver significantly greater compensation value at grant than stock options, and can offer comparable grant date compensation value with fewer shares and less dilution for our shareholders.

     The committee determines grant size based on the level of responsibility of the executive officer. The committee’s intention is for equity awards to become a more substantial part of total compensation, thereby aligning the executives’ long-term interests with those of our shareholders. In making equity grant decisions, the committee generally values proposed option grants based on a Black-Scholes valuation model and the restricted stock at the then-current market price.
     Typically, our grants of stock options and restricted stock have vested over three or four years in order to strengthen our ability to retain our management team. The fiscal 2010 restricted stock grants to our Named Executive Officers included performance vesting criteria to emphasize the at-risk nature of our equity compensation, a practice we began in 2007. During the vesting period, the executive officers have voting rights and receive any dividends that are paid on our Class A common stock. In order to protect our executives from the loss of the opportunity to earn their stock-based compensation, all restrictions on restricted stock lapse and all options become immediately exercisable upon a change of control. Unvested stock options and unvested restricted stock are generally forfeited on termination of employment for any reason.
     Grants of restricted stock and stock options are considered annually during the Company’s first fiscal quarter. Grants may also be made at other times in connection with new hires or promotions. We price options at the grant date and do not grant options or other equity awards retroactively. In addition, we do not purposely schedule option awards or other equity grants prior to the disclosure of favorable information or after the announcement of unfavorable information. Options are granted at fair market value on the date of grant or as of a future specified date, for example, for a new executive officer joining the Company on a future date.
     Results — On December 16, 2009, our compensation committee made grants of stock options and market based restricted stock to the Named Executive Officers as detailed on the “Grants of Plan-Based Awards” table. For each Named Executive Officer, approximately 51% of the total long-term incentive value granted, based on stock price at grant, was in restricted stock and 49%, based on a Black-Scholes valuation model, was in options. As options are, by their nature, performance-based, the options granted to the Named Executive Officers will vest 25% over four years and expire in seven years.
     Although restricted stock also has a performance aspect in that the value increases with improvement in the stock price, the committee again aligned the vesting of the fiscal 2010 restricted stock grants to the achievement of specific stock-price performance goals. As with the fiscal 2009 restricted stock grants, a portion of each grant will vest on the last day of a given fiscal year if the closing price of a share of our Class A common stock meets or exceeds a given target price for at least twenty consecutive trading days during that fiscal year, as noted below:

Portion of Awards Vesting	Vesting Date	Target Price
One-third	October 31, 2010	$6
Two-thirds (to the extent not already vested)	October 31, 2011	$7
All unvested shares	October 31, 2012	$8

     The price of a share of our Class A common stock was $5.14 on the date of grant (December 16, 2009). The fiscal 2010 stock price target of $6.00 was approximately 17% above the grant price, which the committee believed represented a reasonable target for the fiscal year. The $6.00 per share target price was met during fiscal 2010, and therefore one-third of each Named Executive Officer’s fiscal 2010 restricted stock grant vested on October 31, 2010. The fiscal 2011 and 2012 targets are more aggressive, representing approximately a 36% and 56% increase, respectively, over the grant price.
     In fiscal 2010, the committee granted the same number of options and shares of restricted stock to the Named Executive Officers as they had received in fiscal 2009. At the time of the fiscal 2009 grant, the stock price was depressed, but the committee did not increase the number of shares granted to compensate for the lower value.

At the time of the fiscal 2010 grant, the stock price had increased 66% over the fiscal 2009 price. As a result, the 2010 grant value was more in line with the committee’s intention for equity grant values. Due in part to the depressed stock price and the aggressive stock price targets applicable to the 2009 grants, the grant date fair value for accounting purposes of the 2010 grants was significantly higher than that of the 2009 grants, as shown in the Fiscal 2010 Summary Compensation Table.
     Forfeitures of Performance-Based Options and Restricted Stock — Adherence to a pay-for-performance philosophy means that an executive’s compensation will rise and fall with corporate performance. Our Named Executive Officers, especially Messrs. Crawford and Kitchen, had a large number of performance-based shares of restricted stock and stock options forfeited at the end of, and just following, fiscal year 2010, as demonstrated in the following chart.
Equity Awards Forfeited During and Following Fiscal 2010

	Shares
	Underlying	Shares of	Shares of
	Stock Options	Restricted Stock	Restricted Stock
	Forfeited on	Forfeited on	Forfeited on	Total Dollar
	10/31/2010(1)	10/31/2010(1)	12/8/2010(2)	Value Forfeited(3)
Named Executive Officer	(#)	(#)	(#)	($)
Thomas J. Crawford	240,000	80,000	120,000	1,190,400
Thomas M. Kitchen	120,000	40,000	60,000	595,200
Lawrence B. Hawkins	30,000	—	15,000	93,300
G. Kenneth Stephens, Jr.	30,000	—	15,000	93,300
Kenneth G. Myers, Jr.	18,000	—	10,000	62,200

(1)
These grants of stock options and restricted stock were automatically forfeited on the last day of fiscal 2010 (October 31, 2010) because certain price targets were not met over a period of three fiscal years.

(2)
These grants of restricted stock were forfeited on December 8, 2010 upon the committee’s certification that the Company’s cumulative return on equity percentage for the three-year period ending on October 31, 2010 fell short of the target (11%). For more information, see footnote 3 to the “Outstanding Equity Awards at 2010 Fiscal Year-End” table.

(3)
Reflects the aggregate dollar value of all shares forfeited, valued as of the date of forfeiture (or, if the shares did not trade on that date, the previous trading date). None of the executives’ forfeited stock options had any value as of the date of forfeiture, as the grant prices (ranging from $7.37 to $8.47 per share) were greater than the value on the date of forfeiture (October 29, 2010 closing price of $5.55 per share).

     Stock Ownership Guidelines — The compensation committee has stock ownership guidelines in place for executive officers in order to further encourage stock ownership by requiring a minimum value of stock ownership. The guidelines currently are as follows:
Executive Stock Ownership Guidelines

Value of Stock Ownership
Title/Function	as Multiple of Salary

Chief Executive Officer	4x

All other Executive Officers with an annual base salary in excess of $250,000	3x

     The committee reviews compliance with the policy annually. Unvested restricted stock counts toward stock ownership under the policy, and the fiscal year-end forfeiture of a large number of shares of restricted stock (discussed above) adversely impacted each Named Executive Officer’s ability to comply. Of our Named Executive Officers, only Mr. Kitchen was in compliance with the policy as of December 1, 2010. However, each Named Executive Officer has until December 21, 2014 to come into compliance.
     The policy prohibits the sale of net after-tax vested restricted stock when an executive is not in compliance with the guidelines, except in hardship situations approved by the compensation committee. In the event of continued non-compliance with the stock ownership policy, the committee may exercise its discretion to pay any annual incentive award due the executive officer as equity compensation rather than in cash, in whole or in part.
Clawback Policy
     In fiscal 2010, the committee and the full board of directors approved a written Compensation Recovery Policy (the “Clawback Policy”). The Clawback Policy applies to each of the Named Executive Officers as well as certain other officers of the Company, and permits the recovery of incentive compensation paid to an officer if: (1) following enactment of the policy, incentive compensation, bonuses, or equity awards were paid or vested based on materially inaccurate financial statements or any other materially inaccurate performance criteria, and (2) that officer engaged in intentional misconduct resulting in the achievement of performance targets that otherwise would have not been achieved. The board, considering the best interests of shareholders, has the discretion to determine whether any such recovery should be pursued.
Retirement Benefits
     In addition to the Company’s 401(k) plan, which is generally available to all employees, we provide a Deferred Compensation Plan and a SERP for our Named Executive Officers. These plans are described in detail below under the headings “2010 Pension Benefits” and “2010 Nonqualified Deferred Compensation.” These plans were initially adopted in 1995 and 2002, respectively. The Deferred Compensation Plan is designed to allow the Named Executive Officers to defer compensation and receive matching Company contributions that they are precluded from receiving under the 401(k) plan due to the compensation and benefits limits in the Internal Revenue Code. The SERP is intended to provide retirement benefits as a reward for continued service and to provide an additional incentive to attract and retain executives. Under the terms of the SERP, receipt of SERP benefits requires the participant’s continued compliance with a non-compete clause, limiting the risk that an executive will compete with the Company after leaving our employment.
Change of Control and Termination Benefits
     We offer certain change of control and termination benefits to our Named Executive Officers. The only severance benefits we provided during fiscal 2010 outside the context of a change of control of the Company were those included in employment agreements as the result of an individualized, arms’ length negotiation with the relevant executive. All employment agreements expired following the end of the fiscal year and were not renewed. Mr. Kitchen has entered into a new employment agreement with the Company in connection with becoming our next President and Chief Executive Officer. The new agreement contains termination and change of control provisions that are similar to those provisions of his agreement that expired on October 31, 2010. For more information, please see the section entitled “Employment Agreements.”
     We continue to offer our executives certain change of control benefits for several reasons. These benefits serve the Company’s interests by encouraging key management personnel to remain employed with the Company in the event of an impending change of control while simultaneously alleviating individual concerns about the possible involuntary loss of employment upon a change of control. We believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of the Company. Change of control protections for our executives and other key personnel are an important part of good corporate governance, as they ensure that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions.

     Benefits Available under Employment Agreements During Fiscal 2010 - The employment agreements of Messrs. Crawford and Kitchen, which expired on October 31, 2010 and were not renewed, gave each executive one year’s base salary if he was terminated without cause or if the executive resigned with good reason. These severance benefits were balanced by two-year non-compete restrictions on the relevant executive.
     In addition, under these agreements, Messrs. Crawford and Kitchen each were guaranteed two years of base salary and an “Average Bonus” for the year of termination if the executive was terminated without cause or left with good reason within two years after a change of control. The Average Bonus would have been equal to the average bonus paid to the officer for the last three completed fiscal years prior to the change of control, reduced pro rata if the termination occurred in the midst of a fiscal year. If the executive remained employed following the change of control, he would also have been guaranteed the Average Bonus for the two fiscal years ending after the change of control.
     The Retention Plan — During fiscal 2010, Messrs. Hawkins, Stephens, and Myers were participants under the Company’s Retention Plan, and Messrs. Crawford and Kitchen would have participated in the Retention Plan to the extent its benefits were more favorable than those available under their employment agreements. Named Executive Officers who do not have employment agreements are covered by the Retention Plan, which generally protects a participant’s employment terms and conditions for a one-year period following a change of control. The specific terms of the Retention Plan are detailed under “Potential Payments Upon Termination or a Change of Control.”
     Other Change of Control Benefits — Our equity plans also provide for accelerated vesting upon a change of control, as does our Deferred Compensation Plan (although all of our Named Executives who participate are currently fully vested in the latter). Under its current terms, the SERP provides a pro rata benefit to certain of our Named Executive Officers if they are terminated under certain conditions following a change of control but before they are entitled to an early retirement benefit. The SERP and the Deferred Compensation Plan also require that, upon a change of control, a rabbi trust be funded with an amount equal to the present value of all benefits due under these plans that are not paid out in full upon the change of control. These benefits are detailed under “Potential Payments Upon Termination or Change of Control.”
Other Compensation
     We provide our executives with certain modest perquisites. In fiscal 2010, we provided our Named Executive Officers other than Mr. Myers with an auto allowance and a $5,000 annual payment toward the officer’s portion of health insurance premiums. We also reimburse the Named Executive Officers except for Mr. Myers for memberships in social clubs on a case-by-case basis if we deem appropriate to support business objectives. In addition, we have reimbursed executives for the travel and entertainment of their spouses in attending business functions to encourage spousal attendance.
Changes in Management and Compensation Following Fiscal Year 2010
     Mr. Crawford will be retiring from all positions with the Company effective on the date of the 2011 annual meeting. Our board has appointed Mr. Kitchen, who has been serving as our Senior Executive Vice President and Chief Financial Officer, to the positions of President and Chief Executive Officer effective with Mr. Crawford’s retirement. Lewis J. Derbes, Jr., who currently serves as our Senior Vice President of Finance, Secretary and Treasurer, has been appointed to succeed Mr. Kitchen as Chief Financial Officer, and will continue to serve as the Company’s Senior Vice President, Secretary and Treasurer.
     The committee approved certain compensation arrangements with each of Messrs. Kitchen and Derbes in consideration of their new positions. Mr. Kitchen’s base salary was increased to $600,000, and his maximum annual incentive opportunity was increased to 160% of base salary. Mr. Derbes’ base salary was set at $300,000 and his annual incentive opportunity was set at 100% of base salary. These salaries and bonus opportunities were effective January 28, 2011; the bonus opportunity for each officer for fiscal 2011 will be pro rata based on the number of days in the fiscal year that each percentage opportunity was in effect.

     The committee also approved special grants of equity to Mr. Kitchen and Mr. Derbes. Mr. Kitchen received options to purchase 70,000 shares of the Company’s Class A common stock and 40,000 shares of restricted Class A common stock. Mr. Derbes received options to purchase 45,000 shares of Class A common stock and 22,000 shares of restricted Class A common stock.
     For each executive, the options will vest one-fourth per year on December 8 of 2011, 2012, 2013, and 2014. The options were granted at a price of $6.34 per share of Class A common stock and will expire on December 8, 2017. With regard to each executive’s restricted stock grant, the shares will vest one-third per year on October 31 of 2011, 2012, and 2013, provided that the price of a share of Class A common stock reaches or exceeds certain target prices for a period of at least twenty consecutive trading days during that fiscal year ($7, $8, and $9, for fiscal years 2011, 2012, and 2013, respectively). Any restricted shares that do not vest based on the 2011 or 2012 targets may be carried forward and will vest in the subsequent year if that year’s price target is met. However, any shares that do not vest based on the 2013 targets, including any carried forward from 2011 or 2012, will be forfeited.
     In addition, the Company has entered into a written employment agreement with Mr. Kitchen described in “Employment Agreements.” Mr. Derbes is, and will continue to be, a participant in the Retention Plan. The committee has named Mr. Derbes as a participant in the SERP and the Deferred Compensation Plan.
Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the shareholders. Options granted under our incentive compensation plans are structured to qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m). In order that the quantitative portion of our annual cash incentive awards may qualify as “performance-based” under Section 162(m) and be fully deductible, the annual incentive awards for fiscal 2010 were paid to our Named Executive Officers under the Executive Officer Annual Incentive Plan last approved by shareholders at our 2007 annual meeting.
     The committee’s policy is to structure compensation that will be fully deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. Our compensation committee intends to monitor compensation levels and the deduction limitation.
Compensation Committee Report
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.
     Submitted by the Compensation Committee:
     James W. McFarland     Alden J. McDonald, Jr.     Michael O. Read
Compensation Committee Interlocks and Insider Participation
     During the last fiscal year, James W. McFarland, Alden J. McDonald, Jr. and Michael O. Read served on the compensation committee. No member served as an officer or employee of our Company or any of our subsidiaries prior to or while serving on the compensation committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, one of whose executive officers served on our board of directors or on our compensation committee.

Fiscal 2010 Summary Compensation Table
     The following table presents information regarding the total compensation for fiscal years 2010, 2009, and 2008, as applicable, for our Named Executive Officers.

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Thomas J. Crawford President and Chief Executive Officer	2010	600,000	—	162,669	155,620	397,878	409,744	94,170	1,820,081

	2009	600,000	—	31,046	79,810	666,000	444,737	78,722	1,900,315

	2008	600,000	—	—	—	374,400	426,493	84,062	1,484,955

Thomas M. Kitchen Senior Executive Vice President and Chief Financial Officer	2010	400,000	—	130,135	124,496	232,096	208,011	69,117	1,163,855

	2009	400,000	—	24,837	63,848	444,220	366,330	51,390	1,350,625

	2008	400,000	—	—	—	246,400	54,993	69,602	770,995

Lawrence B. Hawkins Executive Vice President and President, Investors Trust, Inc.	2010	400,000	—	81,334	77,810	263,305	202,568	34,498	1,059,515

	2009	436,540	—	15,523	39,905	360,114	194,096	35,545	1,081,723

	2008	500,000	—	127,050	101,610	158,772	1,865	39,577	928,874

G. Kenneth Stephens, Jr. Senior Vice President of Sales	2010	350,000	25,000	81,334	77,810	104,030	172,788	39,905	850,867

	2009	350,000	—	15,523	39,905	155,384	219,828	54,438	835,078

	2008	350,000	—	127,050	101,610	330,785	15,305	46,580	971,330

Kenneth G. Myers, Jr.(7) Senior Vice President of Operations	2010	350,000	25,000	97,601	93,372	104,030	160,207	24,479	854,689

	2009	312,500	10,000	18,628	47,886	129,301	83,809	12,836	614,960

(1)
In fiscal 2009, the compensation committee awarded Mr. Myers a discretionary cash bonus of $10,000 for his efforts in achieving the successful implementation of a new business system now used throughout the Company. In fiscal 2010, the committee awarded a discretionary cash bonus of $25,000 to each of Messrs. Stephens and Myers for their contributions in fiscal 2010 on new strategic initiatives.

(2)
The 2008 restricted stock awards, the vesting of which were based on Company’s return on equity meeting or exceeding certain target levels over a three-year period, are reported at their maximum potential value. However, no accounting charge was ever recognized for these 2008 awards, which were forfeited following the 2010 fiscal year end. The 2009 and 2010 restricted stock awards, which vest on the basis of market conditions, are valued as of the grant date based on probable outcome using the Monte Carlo lattice model. The maximum value of each Named Executive Officer’s 2010 grant, measured as of the grant date, would be as follows: Mr. Crawford, $257,000; Mr. Kitchen, $205,600; Mr. Hawkins, $128,500; Mr. Stephens, $128,500; and Mr. Myers, $154,200. As discussed in greater detail in the CD&A, in making equity award decisions, the compensation committee values restricted stock awards based on their maximum potential value. Each Named Executive Officer received the same number of shares in his 2010 restricted stock award as he had been granted in 2009. The difference in the accounting valuations between the 2009 and 2010 restricted stock grants was affected by the low stock price on the date of the 2009 grants combined with the aggressive stock price targets on which the vesting of those shares was conditioned. For information regarding the assumptions we used in valuing these market-based awards, see Note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

(3)
These amounts reflect the aggregate grant date fair value of the options granted to our Named Executive Officers, determined using either the Monte Carlo lattice model (for fiscal 2008 grants of market-based options) or the Black-Scholes option model (for fiscal 2009 and 2010 grants of service-based options). Each Named Executive Officer received options to purchase the same number of shares in 2010 as he had in 2009. The difference in accounting valuations between the 2009 and 2010 option grants was affected by the low stock price on the date of the 2009 grants. For information regarding the assumptions made by us in valuing these option awards, see Note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010. In addition, please see “Fiscal 2010 Grants of Plan-Based Awards” for more information regarding the stock option awards we granted during the fiscal year.

(4)
As described in the CD&A, these amounts reflect the annual cash incentive bonuses paid to the Named Executive Officers based on the 2010 fiscal year performance of the Company and the individual executive relative to pre-established quantitative objectives and an evaluation of qualitative factors.

(5)
Represents the sum of (a) the change in the actuarial present value of the executive’s accumulated benefit under the SERP and (b) interest earned in the executive’s account in the Deferred Compensation Plan that is considered to be at an above-market interest rate as compared to 120% of the federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code. The interest rate paid on the accounts of the Deferred Compensation Plan participants for fiscal years 2010, 2009, and 2008 is equal to the Company’s weighted average cost of capital as of the end of each such fiscal year, which was 10.07%, 9.50%, and 8.75%, respectively. The amounts for each executive for fiscal year 2010 are shown in the following table.

			Above-Market
		Change in	Interest on
		Actuarial Present	Deferred
		Value of SERP	Compensation Plan
Name	Fiscal Year	($)	($)
Thomas J. Crawford	2010	390,085	19,659
Thomas M. Kitchen	2010	182,417	25,594
Lawrence B. Hawkins	2010	198,757	3,811
G. Kenneth Stephens, Jr.	2010	135,332	37,456
Kenneth G. Myers, Jr.	2010	158,601	1,606

(6)
Represents Company contributions to the 401(k) Plan and Deferred Compensation Plan, dividends paid on restricted stock, and perquisites. No individual perquisite exceeded the greater of $25,000 or 10% of the total perquisites of any executive. Perquisites provided in fiscal years 2010, 2009 and 2008 were auto allowance, club memberships and a portion of health and dental insurance premiums. Messrs. Crawford, Kitchen, Hawkins, Stephens, and Myers received $36,990, $22,590, $8,410, $8,410, and $8,400, respectively, in dividends on restricted stock during fiscal 2010. Messrs. Crawford, Kitchen and Myers received Company contributions to their Deferred Compensation Plan of $31,980, $21,327 and $11,179, respectively, in fiscal 2010.

(7)	Mr. Myers was not a Named Executive Officer for fiscal year 2008; accordingly, no compensation for that year is provided.

Employment Agreements
     During fiscal 2010, only two of our Named Executive Officers had employment agreements — Messrs. Crawford and Kitchen. Both of these agreements expired following the end of the fiscal year (October 31, 2010) and the committee elected not to renew them.
     Under Mr. Crawford’s agreement, which, although it has expired, was in force for the full fiscal year 2010, he received an annual salary of $600,000 and participated in our annual incentive plan. Mr. Crawford would be entitled to one year’s base salary if his employment had terminated without cause or if he resigned with good reason and two years’ base salary, plus a pro rata average bonus (as defined below) for the year of termination, if the termination or resignation occurred within two years after a change of control. All of his options and restricted stock would have vested upon a change of control. Under the agreement, Mr. Crawford would have been prohibited from competing with our Company for two years after termination of his employment.
     In addition, if a change of control had occurred while Mr. Crawford’s agreement was in force, for each full fiscal year for which he was employed between the change of control and the second anniversary of the change of control, he would have been guaranteed to receive a bonus at least equal to the “average bonus” — i.e., the average bonus paid to him for the last three completed fiscal years prior to the change of control. If Mr. Crawford had not yet been employed for three full fiscal years at the time of the change of control, the “average bonus” would be the average of all bonuses paid since employment began, annualized if a bonus was for a partial year.
     Mr. Kitchen’s agreement contained equivalent terms to Mr. Crawford’s, except that his annual salary was set at $400,000.
     In connection with Mr. Kitchen’s appointment to the positions of President and Chief Executive Officer of the Company, which will become effective as of the annual meeting, the committee entered into a new employment agreement with him. Under the terms of this new agreement, Mr. Kitchen will receive a base salary of $600,000 per year and his maximum annual incentive bonus opportunity will be 160% of base salary. His new agreement contains certain change of control and termination protections, coupled with post-employment non-competition provisions, similar to those of his agreement that expired on October 31, 2010. The new agreement provides for the contribution into a rabbi trust of any change of control severance benefits that are not paid out immediately. The agreement also provides a cut-back of any change of control benefits to avoid parachute payment excise taxes if Mr. Kitchen would receive greater after-tax benefits with a cut-back than he would receive if he had been paid the unreduced benefit and paid the excise tax.

Fiscal 2010 Grants of Plan-Based Awards
     The following table sets forth information about the potential bonus payouts under annual incentive plan grants and equity grants to our Named Executive Officers during fiscal 2010.

							All Other
							Option
						Estimated	Awards:		Grant Date
			Estimated Future Payouts Under			Future Payouts	Number of	Exercise or	Fair Value of
			Non-Equity Incentive Plan			Under Equity	Securities	Base Price	Stock and
			Awards(1)			Incentive Plan	Underlying	of Option	Option
			Threshold	Target	Maximum	Awards(2)	Options(3)	Awards	Awards(4)
Name	Type of Award	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
Thomas J. Crawford	Annual Cash Incentive	—	192,000	480,000	960,000

	Performance-Based
	Restricted Stock Grant	12/16/2009				50,000			162,669

	Option Grant	12/16/2009					100,000	5.14	155,620

Thomas M. Kitchen	Annual Cash Incentive	—	112,000	280,000	560,000

	Performance-Based
	Restricted Stock Grant	12/16/2009				40,000			130,135

	Option Grant	12/16/2009					80,000	5.14	124,496

Lawrence B. Hawkins	Annual Cash Incentive	—	80,000	200,000	400,000

	Performance-Based
	Restricted Stock Grant	12/16/2009				25,000			81,334

	Option Grant	12/16/2009					50,000	5.14	77,810

G. Kenneth Stephens, Jr.	Annual Cash Incentive	—	70,000	175,000	350,000

	Performance-Based
	Restricted Stock Grant	12/16/2009				25,000			81,334

	Option Grant	12/16/2009					50,000	5.14	77,810

Kenneth G. Myers, Jr.	Annual Cash Incentive	—	70,000	175,000	350,000

	Performance-Based
	Restricted Stock Grant	12/16/2009				30,000			97,601

	Option Grant	12/16/2009					60,000	5.14	93,372

(1)
“Estimated future payouts under non-equity incentive plan award” refers to the potential payments, pursuant to the 2010 annual incentive plan, payable in fiscal 2011. The amounts actually paid to each Named Executive Officer for fiscal 2010 pursuant to this program are reflected in the “Non-Equity Incentive Plan Award” column of the “Fiscal 2010 Summary Compensation Table.”

(2)
These amounts represent the number of shares in each Named Executive Officer’s fiscal 2010 restricted stock grant, the vesting of which is contingent upon the closing price of a share of Class A common stock meeting or exceeding a certain “target price” for at least twenty consecutive trading days during each of the three fiscal years following grant. The vesting schedule is as follows:

Portion of Award Vesting	Vesting Date	Target Price
One-third	October 31, 2010	$6
Two-thirds (to the extent not already vested)	October 31, 2011	$7
All unvested shares	October 31, 2012	$8

On the last day of the fiscal year, October 31, 2010, the first one-third of each Named Executive Officer’s restricted stock award vested, as the target price of $6 was met for at least twenty consecutive trading days during the 2010 fiscal year.

(3)	Each of these stock option grants will vest one-fourth per year on December 16 of 2010, 2011, 2012, and 2013, with a maximum term of seven years.

(4)
Option awards are valued based on the aggregate grant date fair value computed in accordance with FASB ASC 718, while our restricted stock awards are valued as of the grant date based on the probable outcome (see Note 2 to the fiscal 2010 Summary Compensation Table). For information relating to the assumptions made by us in valuing these awards to our Named Executive Officers, please see Note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

Annual Incentive Plan
     The amounts included above as Non-Equity Incentive Plan Awards are amounts that the Named Executive Officers were eligible to earn through our annual incentive plan based on 2010 performance. As described further in the CD&A, our compensation committee set a threshold payout level, a target level, and a maximum level for fiscal 2010 for several different quantitative criteria for each executive. The threshold was equal to 40% of the target bonus opportunity and the maximum was equal to 200% of the target opportunity. Results that fall between the threshold, target, and maximum levels are pro-rated. The actual amounts paid for fiscal 2010 are provided in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The compensation committee has the discretion to determine whether the payments under the plan to the executive officers will be in cash or stock, or a combination thereof. For fiscal 2010, the compensation committee decided that the payment would be 100% cash.

Outstanding Equity Awards at 2010 Fiscal Year-End
     The following table sets forth certain information about outstanding option and restricted stock awards held by the Named Executive Officers at the end of fiscal 2010.

	Option Awards					Stock Awards
	Securities Underlying					Unvested		Unvested
	Unexercised Options					Stock Awards		Equity Incentive Plan Awards
	Number	Number		Exercise		Number of	Market	Number of		Market
	Exercisable	Unexercisable		Price	Expiration	Shares	Value(1)	Unearned Shares		Value(1)
Name	(#)	(#)		($)	Date	(#)	($)	(#)		($)
Thomas J. Crawford	120,000	—		8.06	3/31/2014	—	—	120,000	(3)	666,000

	25,000	75,000	(5)	3.09	1/5/2016	—	—	50,000	(6)	277,500

	—	100,000	(7)	5.14	12/16/2016	—	—	33,333	(8)	184,998

Thomas M. Kitchen	186,800	—		6.90	12/20/2011	—	—	—		—

	60,000	—		7.37	5/14/2014	—	—	60,000	(3)	333,000

	20,000	60,000	(5)	3.09	1/5/2016	—	—	40,000	(6)	222,000

	—	80,000	(7)	5.14	12/16/2016	—	—	26,667	(8)	148,002

Lawrence B. Hawkins	46,700	—		6.90	12/20/2011	—	—	—		—

	41,607	—		5.86	5/11/2013	—	—	—		—

	30,000	10,000	(2)	6.33	1/8/2014	3,750 (2)	20,813	—		—

	15,000	—		8.47	12/19/2014	—	—	15,000	(3)	83,250

	12,500	37,500	(5)	3.09	1/5/2016	—	—	25,000	(6)	138,750

	—	50,000	(7)	5.14	12/16/2016	—	—	16,667	(8)	92,502

G. Kenneth Stephens, Jr.	46,700	—		6.90	12/20/2011	—	—	—		—

	41,607	—		5.86	5/11/2013	—	—	—		—

	30,000	10,000	(2)	6.33	1/8/2014	3,750 (2)	20,813	—		—

	15,000	—		8.47	12/19/2014	—	—	15,000	(3)	83,250

	12,500	37,500	(5)	3.09	1/5/2016	—	—	25,000	(6)	138,750

	—	50,000	(7)	5.14	12/16/2016	—	—	16,667	(8)	92,502

Kenneth G. Myers, Jr.	6,500	—		5.35	6/21/2013	—	—	—		—

	4,875	1,625	(2)	6.33	1/8/2014	—	—	—		—

	3,750	3,750	(4)	8.24	12/6/2014	—	—	—		—

	4,500	—		7.57	6/26/2015	—	—	10,000	(3)	55,500

	15,000	45,000	(5)	3.09	1/5/2016	—	—	30,000	(6)	166,500

	—	60,000	(7)	5.14	12/16/2016	—	—	20,000	(8)	111,000

(1)	Based on the closing market price of $5.55 on October 29, 2010, which was the last trading day of the 2010 fiscal year.

(2)	These awards vested on January 8, 2011.

(3)
These awards are performance-based restricted shares that, for each Named Executive Officer, were forfeited following the end of the 2010 fiscal year. These awards were granted in fiscal 2007 and 2008 and scheduled to vest over a three-year period if our Company’s return on equity (“ROE”) reached or exceeded certain target levels for each of fiscal 2008, 2009, and 2010. The ROE targets for fiscal 2008 (10%) and fiscal 2009 (11%) were not met, but those tranches were carried forward to fiscal 2010 for possible vesting on a three-year target ROE level. However, neither the ROE target for fiscal 2010 (12%) nor the three-year ROE target (11% on a compounded annual basis) was met. Therefore, all of these shares were forfeited following the end of the fiscal year upon the committee’s certification of our actual ROE for those periods.

(4)	One-half of this option award vested on December 6, 2010, and the remainder will vest on December 6, 2011.

(5)	One-third of this option award vested on January 5, 2011, and the remainder will vest in two equal installments on January 5 of 2012 and 2013.

(6)
These awards are performance-based restricted shares that were scheduled to partially vest at the end of fiscal years 2009 and 2010 if the closing price of our Class A common stock price equaled or exceeded certain price targets for twenty consecutive trading days during that fiscal year. The 2009 and 2010 targets were not met, but those shares were carried forward for possible vesting in 2011. If the closing price of our stock price equals or exceeds $8 per share for twenty consecutive trading days during fiscal 2011, all shares will vest on October 31, 2011; otherwise, all shares will be forfeited.

(7)	One-fourth of this option award vested on December 16, 2010, and the remainder will vest in three equal installments on December 16 of 2011, 2012, and 2013.

(8)
These shares of performance-based restricted stock will vest on the last day of a given fiscal year if the closing price of a share of Class A common stock meets or exceeds a certain “target price” for at least twenty consecutive trading days during that fiscal year. The vesting schedule is as follows:

Portion of Awards Vesting	Vesting Date	Target Price
One-half	October 31, 2011	$7
All unvested shares	October 31, 2012	$8

If the 2011 tranche does not vest, it will carry forward and vest (or be forfeited) with the 2012 tranche.

2010 Option Exercises and Restricted Stock Vested
     The following table sets forth certain information about option exercises and the vesting of restricted stock during fiscal 2010 for the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized on
	on Exercise	on Exercise	on Vesting	Vesting(1)
Name	(#)	($)	(#)	($)
Thomas J. Crawford	—	—	49,667	298,752	(2)
Thomas M. Kitchen	—	—	29,833	181,083	(3)
Lawrence B. Hawkins	—	—	14,749	82,890	(4)
G. Kenneth Stephens, Jr.	—	—	14,749	82,890	(4)
Kenneth G. Myers, Jr.	—	—	10,000	55,500	(5)

(1)
Value realized on vesting is calculated on the basis of the closing market share price on the date of vesting or, if there was no trading in our Class A common stock that day, the previous date on which our shares were traded.

(2)
Mr. Crawford had the following shares of restricted stock vest in fiscal 2010: 33,000 shares on March 31, 2010 (market price of $6.25/share) and 16,667 shares on October 31, 2010 (market price of $5.55/share on October 29, 2010).

(3)
Mr. Kitchen had the following shares of restricted stock vest in fiscal 2010: 16,500 shares on May 16, 2010 (market price of $6.49/share on May 14, 2010) and 13,333 shares on October 31, 2010 (market price of $5.55/share on October 29, 2010).

(4)
Each of Messrs. Hawkins and Stephens had the following shares of restricted stock vest in fiscal 2010: 3,750 shares on January 8, 2010 (market price of $5.15/share); 2,666 shares on May 11, 2010 (market price of $6.50/share); and 8,333 shares on October 31, 2010 (market price of $5.55/share on October 29, 2010).

(5)	Mr. Myers had 10,000 shares of restricted stock vest in fiscal 2010, all of which vested on October 31, 2010 (market price of $5.55/share on October 29, 2010).

2010 Pension Benefits
     The Supplemental Executive Retirement Plan (the “SERP”) provides retirement benefits to a select group of highly-compensated management employees. The SERP is an unfunded, nonqualified, noncontributory retirement plan. The following table provides information on the benefits provided to the Named Executive Officers through the SERP.

	Number of Years	Present Value of		Payments During Last
	Credited Service	Accumulated Benefit(1)		Fiscal Year
Name	(#)	($)		($)
Thomas J. Crawford	3.6 (2)	1,254,060	(3)	—
Thomas M. Kitchen	5.9 (2)	1,222,862	(3)	—
Lawrence B. Hawkins	(4)	1,715,232	(5)	—
G. Kenneth Stephens, Jr.	(4)	488,543	(5)(6)	—
Kenneth G. Myers, Jr.	(4)	242,336	(5)(6)	—

(1)
The assumptions used in determining the present value of the accumulated SERP benefit as of the end of fiscal 2010 for all Named Executive Officers were as follows: a 4.80% discount rate, no pre-retirement turnover, no pre-retirement mortality, and a post-retirement mortality of RP 2000 White Collar with projected improvements to 2020.

(2)	As we describe in more detail below, the benefits for Messrs. Crawford and Kitchen are equal to 4% of final average salary for each year of service up to 40%.

(3)
The present value of the accumulated benefits for each of Messrs. Crawford and Kitchen is based on the retirement benefit that the officer would receive upon retirement at the end of 2010, which benefit is based on service and is not reduced due to age. If Mr. Crawford were to retire after 10 years of service, he would receive the maximum 40% benefit with a present value of $2,241,032. If Mr. Kitchen were to retire after 10 years of service, assuming final average salary equal to 2010 fiscal year base salary, he would receive the maximum 40% benefit with a present value of $1,529,889.

(4)
Benefits for these executive officers are based upon age at retirement rather than years of credited service. However, Messrs. Hawkins, Stephens, and Myers have 21.7, 24.5, and 4.7 years of service, respectively, with our Company.

(5)	In determining the present value of these officers’ accumulated benefits, we assumed a retirement date of age 65 at which time each would be entitled to an unreduced benefit.

(6)
In determining the present value of accumulated benefits for Messrs. Stephens and Myers, neither of whom has yet reached early retirement eligibility, we assumed that their benefits are earned ratably over the period beginning on the date they entered the plan (April 1, 2002 for Mr. Stephens and March 6, 2009 for Mr. Myers) and ending when they reach early retirement eligibility.

General SERP Terms
     All five Named Executive Officers currently participate in the SERP, although the terms of participation for Messrs. Crawford and Kitchen differ from the terms applicable to Messrs. Hawkins, Stephens, and Myers. The compensation committee decides whether to add an officer as a SERP participant.
     For SERP participants other than Messrs. Crawford and Kitchen, the earliest retirement date will be the latest to occur of (1) the participant’s 55th birthday, (2) the participant’s completion of 10 years of employment with us, or (3) completion of the participant’s fifth year in the SERP. A participant’s (or his beneficiary’s) receipt of unpaid benefits under the SERP is conditioned on the participant’s compliance with the SERP’s non-competition provisions following termination of employment.

     Retirement Benefit. The SERP provides for a retirement benefit based solely on a percentage of “final average salary,” which is defined as the participant’s average monthly salary for the 36 months prior to his retirement date. Participants generally receive their benefit in the form of a bi-weekly life annuity unless they elect a joint-and-survivor annuity or a ten-years-certain-and-life annuity (in either case, the benefit will be the actuarial equivalent of a life annuity).
     Change of Control Benefit. In the event of a change of control of the Company, Messrs. Kitchen, Hawkins, Stephens and Myers will receive a lump sum distribution of all benefits equal to the actuarial equivalent to the bi-weekly benefit he would receive had a change of control not occurred. Mr. Crawford will receive a lump sum calculated as if he had completed five years of service. In addition, a participant who is not yet entitled to an early retirement benefit under the SERP will receive a pro rata early retirement benefit in the event his employment is terminated following a change of control of the Company.
     Death Benefit. The SERP also provides a death benefit if a participant who is retirement-eligible dies prior to termination of employment. If a surviving spouse is the only beneficiary, the spouse is entitled to a bi-weekly benefit for life equal to the pension the surviving spouse would have received if the participant had retired on the date of death, elected a joint-and-survivor annuity, and died prior to his first payment under the SERP. Any non-spousal beneficiary would receive a death benefit over 120 months, determined using the same assumptions used to calculate a spouse’s benefit except we will assume that the participant had elected a ten-years-certain-and-life annuity.
SERP Benefits for Messrs. Crawford and Kitchen
     The SERP benefits for Messrs. Crawford and Kitchen are based upon years of service and final average salary. A benefit of 4% of final average salary vests for each year of service with the Company, up to 40% of final average salary after 10 years of service, with pro rata interim additions for each full two-week pay period in a partial year of service. In determining the present value of the accumulated benefits shown in the table above, the accumulated benefits for Messrs. Crawford and Kitchen are equal to the number of years of service multiplied by the 4% per year accrual rate. The accumulated benefits are not reduced due to age.
     The following table estimates the SERP benefits each of Messrs. Crawford and Kitchen would receive under different scenarios:

		Estimated SERP Benefit (based on final average salary)
		Retirement on
		October 31, 2010		Retirement at age 65(1)
	Currently	Percentage	Annual	Percentage	Annual	Death on
	Retirement	of Final	Benefit for	of Final	Benefit for	October 31, 2010
Named Executive Officer	Eligible?	Salary	Life	Salary	Life	Annual Benefit (2)

Thomas J. Crawford	Yes	14.4%	$86,128	40%	$240,000	$74,492
Thomas M. Kitchen	Yes	23.7%	94,620	32%	126,800	79,963

(1)	Assumes final average salary equal to 2010 fiscal year base salary.

(2)	Amount payable for life, to the spouses of Messrs. Crawford and Kitchen.
     In addition, Mr. Crawford is entitled to a minimum retirement benefit equal to 20% of final average salary upon a termination following a change of control, which is discussed below under the heading “Potential Payments Upon Termination or Change of Control.”

SERP Benefits for Other Named Executive Officers
     The fully-vested SERP benefit for Messrs. Stephens, Hawkins, and Myers is also 40% of final average salary. If the executive elects early retirement between ages 55 and 65, benefits are reduced based on the number of years or partial years the early retirement date precedes age 65, to a minimum of 20%.
     Mr. Hawkins is currently eligible for early retirement, but Messrs. Stephens and Myers are not. The earliest retirement date for Mr. Stephens is age 55, while the earliest retirement date for Mr. Myers is his tenth anniversary of service with the Company. The following table estimates the SERP benefits each of Messrs. Hawkins, Stephens, and Myers would receive under different scenarios:

		Estimated SERP Benefit (based on final average salary)
		Retirement on
	Currently	October 31, 2010		Retirement at age 65(1)
	Eligible for	Percentage	Annual	Percentage	Annual	Death on
	Early	of Final	Benefit for	of Final	Benefit for	October 31, 2010
Named Executive Officer	Retirement?	Salary	Life	Salary	Life	Annual Benefit (2)

Lawrence B. Hawkins	Yes	34.2%	$152,211	40%	160,000	$128,390
G. Kenneth Stephens, Jr.	No	—	—	40%	140,000	—
Kenneth G. Myers, Jr.	No	—	—	40%	140,000	—

(1)	Assumes final average salary equal to 2010 fiscal year base salary.

(2)	Amount payable for life, to the spouse of Mr. Hawkins.

2010 Nonqualified Deferred Compensation
     The following table describes the contributions, earnings and balance at the end of fiscal 2010 for each of the Named Executive Officers under our Deferred Compensation Plan.

	Executive	Company	Aggregate	Aggregate	Aggregate Balance
	Contributions	Contributions	Earnings in	Withdrawals/	at
	in FY 2010(1)	in FY 2010(2)	FY 2010(3)	Distributions	October 31, 2010(4)
Name	($)	($)	($)	($)	($)

Thomas J. Crawford	153,150	31,980	32,561	—	436,176
Thomas M. Kitchen	59,922	21,327	42,390	—	501,921
Lawrence B. Hawkins	—	—	6,312	—	68,990
G. Kenneth Stephens, Jr.	—	—	62,036	—	678,089
Kenneth G. Myers, Jr.	28,974	11,179	2,660	—	51,136

(1)	All amounts reported in this column are also included in the column titled “Salary” in the “Summary Compensation Table.”

(2)	All amounts reported in this column are also included in the column titled “All Other Compensation” in the Summary Compensation Table.

(3)
Of the amounts reported in this column, the following amounts are also included in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table: Mr. Crawford — $19,659, Mr. Kitchen — $25,594, Mr. Hawkins — $3,811, Mr. Stephens — $37,456, and Mr. Myers — $1,606.

(4)
Of the amounts reported in this column, the following aggregate amounts were included in the “Summary Compensation Table” as compensation earned in 2008 and 2009 for the following officers: Mr. Crawford — $210,403; Mr. Kitchen — $171,437; Mr. Hawkins — $4,755; Mr. Stephens — $182,914, and Mr. Myers — $8,243 (fiscal 2009 only).

     We have a qualified defined contribution retirement plan commonly known as a 401(k) plan in which substantially all employees may participate. We also have a nonqualified key employee defined contribution supplemental retirement plan, the Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded plan that provides some of our highly compensated employees the opportunity to accumulate deferred compensation that cannot be accumulated under our 401(k) plan due to limitations imposed by tax laws. The amounts in the table above relate to our Deferred Compensation Plan.
     Under the Deferred Compensation Plan, participants may contribute up to 15% of their earnings in excess of the amount of compensation that can be considered for purposes of the 401(k) plan. We credit to the participant a matching contribution at the same rate as the matching contribution we provide to our 401(k) plan participants, which, through February 28, 2010, was 50% of the first 6% of eligible compensation contributed. Effective March 1, 2010, the Company’s matching contribution was 25% of the first 6% of eligible compensation contributed. Company matching contributions vest in the same manner as those contributions under the 401(k) plan, which currently provides for full vesting after three years of service. Account balances are credited with interest at the rate of our weighted average cost of capital.

     A participant or his beneficiary is entitled to receive amounts vested under the Deferred Compensation Plan in the event of termination of employment, retirement, disability or death. In addition, upon a change of control, the participant accounts become fully vested and payable. Distributions are made in cash in a lump sum. Participants may apply to receive distributions in the case of an unforeseeable emergency.
     If their employment had terminated on October 31, 2010 (including due to retirement, disability or death), Messrs. Crawford, Kitchen, Hawkins, Stephens, and Myers would have been entitled to receive a lump sum distribution of $436,176, $501,921, $68,990, $678,089 and $51,136, respectively. These amounts represent the sum of each executive officer’s contributions, vested Company contributions, and any earnings on those contributions. Amounts payable under the Deferred Compensation Plan upon a change of control are described below under the heading “Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control
     The following information and table sets forth the amounts that would have been payable to each of our Named Executive Officers under the various scenarios for termination of employment or a change of control of the Company had such scenarios occurred on October 31, 2010. For each such scenario, the table shows both payments that are triggered by the termination (“termination-related benefits”) or change of control, plus any payout of amounts the Named Executive Officer earned or accrued prior to termination, namely, balances under our Deferred Compensation Plan, accrued retirement benefits under the SERP, and the value of any vested but unexercised options. This table does not include amounts earned under qualified plans or accrued vacation.

	Thomas J.		Thomas M.		Lawrence B.		G. Kenneth		Kenneth G.
Event	Crawford		Kitchen		Hawkins		Stephens, Jr.		Myers, Jr.
Involuntary Termination (without Cause or with Good Reason)
Cash severance payment	$600,000	(1)	$400,000	(1)	$—		$—		$—

Subtotal — Termination-Related Benefits	$600,000		$400,000		$—		$—		$—
Vested stock options(2)	$61,500		$49,200		$30,750		$30,750		$38,200
Present Value of SERP Payout	$1,254,060		$1,222,862		$1,715,232		$—		$—
Payout of Existing Deferred Comp Plan Balance	$436,176		$501,921		$68,990		$678,089		$51,136

Total	$2,351,736		$2,173,983		$1,814,972		$708,839		$89,336

Change in Control (No Termination)
Accelerated stock options(2)	$225,500		$180,400		$112,750		$112,750		$135,300
Accelerated vesting of restricted stock(2)	$1,128,498	(3)	$703,002	(3)	$335,314	(3)	$335,314	(3)	$333,000	(3)

Total	$1,353,998		$883,402		$448,064		$448,064		$468,300

Change in Control with Termination
Cash severance payment	$1,679,426	(4)	$1,107,572	(4)	$669,585	(5)	$566,655	(5)	$482,453	(5)
Accelerated stock options(2)	$225,500		$180,400		$112,750		$112,750		$135,300
Accelerated vesting of restricted stock(2)	$1,128,498	(3)	$703,002	(3)	$335,314	(3)	$335,314	(3)	$333,000	(3)
Additional SERP Benefit	$505,968	(6)	$5,211	(7)	$301,138	(7)	$491,234	(8)	$225,299	(8)

Subtotal — Termination-Related Benefits	$3,539,392		$1,996,185		$1,418,787		$1,505,953		$1,176,052
Vested stock options(2)	$61,500		$49,200		$30,750		$30,750		$38,200
Present Value of SERP Payout	$1,254,060		$1,222,862		$1,715,232		$—		$—
Payout of Existing Deferred Comp Plan Balance	$436,176		$501,921		$68,990		$678,089		$51,136

Total	$5,291,128		$3,770,168		$3,233,759		$2,214,792		$1,265,388

Any Other Termination (No Termination-Related Benefits)
Vested stock options(2)	$61,500		$49,200		$30,750		$30,750		$38,200
Present Value of SERP Payout	$1,254,060		$1,222,862		$1,715,232		$—		$—
Payout of Existing Deferred Comp Plan Balance	$436,176		$501,921		$68,990		$678,089		$51,136

Total	$1,751,736		$1,773,983		$1,814,972		$708,839		$89,336

(1)	These amounts represent a single year’s base salary per the terms of Messrs. Crawford’s and Kitchen’s employment agreements. Each of these agreements expired following the end of the fiscal year.

(2)
The value of restricted stock is based on the closing price of our common stock on October 31, 2010. The value for the stock options is based on the difference between the exercise price of the related stock options and the closing price of our common stock on October 31, 2010. To the extent that the value of the closing price of one share of our common stock on October 31, 2010 was less than the exercise price, no value is included for the related stock options.

(3)	These amounts reflect the value of restricted stock that would vest under the terms and conditions of the respective grants.

(4)
These amounts were payable to Messrs. Crawford and Kitchen per their employment agreements in the event their employment was terminated without cause or for good reason within two years after a change of control. Each of Mr. Crawford and Mr. Kitchen was to be paid two years’ base salary and was guaranteed a bonus for the completed year equal to the average bonus paid to such officer over the last three years. These employment agreements expired following the end of the fiscal year, at which time each officer became entitled to receive benefits under the Retention Plan. Under the Retention Plan, Messrs. Crawford and Kitchen would have received $1,091,181 and $716,431, respectively, if the officer’s employment had been terminated without cause or for good reason within one year after a change of control. For each executive, this amount equals the sum of one year’s base salary, average bonus paid to the officer over the last three years, and twelve months of health and dental insurance premiums.

(5)
These amounts are payable to Messrs. Hawkins, Stephens, and Myers under the Retention Plan in the event their employment is terminated without cause or for good reason within one year after a change of control. The amounts in the table reflect a cash payment equal to the sum of one year’s base salary, the average bonus paid to such officer over the last three years and twelve months of health and dental insurance premiums.

(6)
This amount reflects the present value of the additional SERP service that Mr. Crawford would receive in the event of termination following a change of control, as well as the additional value relating to the payment of the SERP benefit in a lump sum rather than in an annuity.

(7)
Messrs. Kitchen and Hawkins are not entitled to additional benefits under the SERP upon termination following a change of control. The amount disclosed is the additional value relating to the payment of the SERP benefit in a lump sum rather than in the form of an annuity payable at the unreduced age.

(8)
This amount reflects the value of the SERP benefit that Messrs. Stephens and Myers would receive if they are terminated before reaching early retirement eligibility and following a change of control, as well as the additional value relating to the payment of the SERP benefit in a lump sum rather than in the form of an annuity payable at the unreduced age.

Payments Upon Termination
     Mr. Crawford had an employment agreement that provided for the terms of his employment through October 31, 2010. Pursuant to the agreement, if we terminated Mr. Crawford’s employment without “cause” as defined in the agreement, or he terminated his employment for “good reason” as defined in the agreement, we were required to pay him a single year’s base salary (currently $600,000) over a two-year period, and any unvested restricted stock granted under his employment agreement that otherwise would have vested on the next anniversary date of his start date would have fully vested on the date of termination. The agreement provided that Mr. Crawford could not compete with us for two years after termination of his employment, and his receipt of severance payments was conditioned upon his continued compliance with the noncompetition provisions of his agreement.
     Mr. Kitchen also had an employment agreement that provided for the terms of his employment through October 31, 2010; his agreement was substantively the same as Mr. Crawford’s with the exception that his base salary was set at $400,000.
     Both of these employment agreements expired following the end of the fiscal year. Mr. Kitchen has entered into a new employment agreement with the Company in connection with becoming our next President and Chief Executive Officer.
     For a discussion of payments under our SERP and Deferred Compensation Plan upon termination of employment, see the narrative under the tables “2010 Pension Benefits” and “2010 Nonqualified Deferred Compensation” above.
Change of Control Benefits
     All of our options and restricted stock issued to our Named Executive Officers become exercisable, and the restrictions lapse, upon a change of control.

     Pursuant to our Deferred Compensation Plan, any unvested amounts become fully vested upon a change of control. However, because they have completed more than three years of service with us, all of our Named Executive Officers are currently fully vested in the Deferred Compensation Plan.
     The SERP provides that if Mr. Crawford’s employment is terminated prior to his completion of five years of service and following a change of control, he will receive a lump sum payment six months after termination of employment that is actuarially equivalent to the retirement benefit to which he otherwise would have been entitled if he had completed five years of service (equal to 20% of final average salary). If a change of control had occurred on October 31, 2010 and termination of employment had occurred, that amount would have been $1,760,028. In the table above, those amounts are segregated between “Additional SERP Benefit” and the “Present Value of SERP Payout.”
     Messrs. Stephens and Myers are not yet entitled to an early retirement benefit under the SERP, but will receive a pro rata benefit in the event of termination before reaching early retirement eligibility and following a change of control. Under their employment agreements, which were in effect at the end of the fiscal year, each of Mr. Crawford and Mr. Kitchen were entitled to two years of base salary, plus a pro rata average bonus (as defined below) for the year of termination, if their employment is terminated without cause or with good reason within two years after a change of control. In addition, the agreements guaranteed an “average bonus” for each fiscal year ending in the two-year period following a change of control (the average of the bonuses paid for the prior three years); a pro rata average bonus would have been paid for a partial fiscal year. The non-competition provisions of Mr. Crawford’s and Mr. Kitchen’s employment agreements would continue to apply after a change of control. The employment agreements expired on October 31, 2010. Mr. Kitchen has entered into a new employment agreement with the Company in connection with becoming our next President and Chief Executive Officer. The new agreement contains termination and change of control provisions that are similar to those provisions of his agreement that expired on October 31, 2010. For more information, please see the section entitled “Employment Agreements.”

AUDIT COMMITTEE REPORT
     In order to issue this Audit Committee Report, the audit committee has met and held discussions with management, our internal auditors and our independent registered public accounting firm. Management represented to the audit committee that our Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our Company as of and for the periods presented in the financial statements. The audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (Public Company Accounting Oversight Board (“PCAOB”), Professional Standards, AU Section 380).
     In addition, the audit committee has discussed with the independent registered public accounting firm the firm’s independence from the Company and our management, including matters in the written disclosures and letter provided by the firm to the audit committee as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The independent registered public accounting firm has represented to the Company that they are independent under applicable rules of the SEC.
     The audit committee has discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee has met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our Company’s internal controls over financial reporting and the overall quality of our Company’s financial reporting.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended October 31, 2010, for filing with the SEC.
     The following table lists the aggregate fees and costs billed by PricewaterhouseCoopers LLP, the member firms of PricewaterhouseCoopers International Limited, and their respective affiliates to our Company for the fiscal years ended October 31, 2010 and 2009.

	Amount Billed for Fiscal Year Ended
	October 31, 2010	October 31, 2009
Audit Fees(1)	$1,416,900	$1,392,600
Tax Fees(2)	27,904	40,805
All Other Fees	—	—

(1)
Consists of aggregate fees and costs for professional services rendered in connection with the annual audit and for compliance with Section 404 of the Sarbanes-Oxley Act, SEC review, statutory audits including the audit of Investors Trust, Inc., and fees for reviewing the financial statements included in our Company’s Form 10-Ks for the fiscal years ended October 31, 2010 and 2009.

(2)
Relates to aggregate fees and costs for professional services rendered in connection with our tax compliance, including the preparation of international tax returns for the fiscal years ended October 31, 2010 and 2009.

     The audit committee has determined that the provision of the services described above is compatible with maintaining the principal accountant’s independence from our Company.

     The audit committee’s charter provides that the committee will pre-approve all audit services and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. The audit committee may delegate authority to pre-approve audit services, other than the audit of the Company’s annual financial statements, and permitted non-audit services to one or more committee members, provided that the decisions made pursuant to this delegated authority must be presented to the full committee at its next scheduled meeting for ratification. Pursuant to its charter, the committee has adopted procedures for the pre-approval of services by the Company’s independent registered public accounting firm. The committee will, on an annual basis, retain the independent registered public accounting firm and pre-approve the scope of all audit services and specified audit-related services. The chair of the committee or the full committee must pre-approve the firm’s review of any registration statements containing or incorporating by reference the firm’s audit report and the provision of any related consent and the preparation and delivery of any comfort letters. The committee has pre-approved the independent registered public accounting firm’s providing advice regarding isolated accounting and tax matters up to $25,000 per calendar quarter. Any other permitted non-audit services must be pre-approved by either the chair or the full audit committee, but if approved by the chair it will be reported to the full committee at the next meeting. In fiscal year 2010, 100% of the services provided to the Company by the independent registered public accounting firm were pre-approved in compliance with the policies described above.
Submitted by the Audit Committee:

Ashton J. Ryan, Jr.	Alden J. McDonald, Jr.	Ronald H. Patron	Michael O. Read

PROPOSAL TO RATIFY THE RETENTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 4)
     PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2010. The audit committee has retained PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2011, which retention will be submitted to the shareholders for ratification. If the shareholders do not ratify the retention of PricewaterhouseCoopers LLP by the affirmative vote of holders of a majority of the voting power present or represented at our 2011 annual meeting, the retention will be reconsidered by the audit committee.
     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.
     The board of directors unanimously recommends that shareholders vote FOR the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2011.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
     Our Code of Business Conduct and Ethics requires our directors and executive officers to disclose to the audit committee of the board of directors any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Such a conflict of interest may be permitted only if it is approved in writing by the audit committee, which the committee would do only if it determined that the transaction or relationship was in the best interests of our Company. Directors and executive officers are required to certify annually that they have complied with the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics describes a conflict of interest as “any situation that would create a conflict between their own interests (i.e., those of directors, officers and employees) and the interests of the Company. Personal interest that causes a conflict may extend to a family member, friend, or other associate of a director, officer or employee, rather than directly to those persons.” The Code of Business Conduct and Ethics does not attempt to describe or define every conflict of interest, but rather sets forth general principles and provides examples. Our Code of Business Conduct and Ethics is available on our website at www.stewartenterprises.com. In addition, each year in connection with the preparation of our annual report on Form 10-K and proxy statement, our directors and executive officers are required to complete a detailed questionnaire that, among other things, requires disclosure of transactions with related persons as defined in Regulation S-K Item 404(a). Our audit committee charter requires that the audit committee review and approve all such transactions, regardless of size.
     In January 1998, we discontinued an insurance policy on the life of Mr. Frank B. Stewart, Jr., our Chairman. In order to purchase a replacement policy, The Stewart Family Special Trust borrowed $685,000 from us pursuant to a promissory note due 180 days after the death of Mr. Stewart. Interest on the note accrues annually at a rate equal to our cost of borrowing under our revolving credit facility and is payable when the principal becomes due. The loan proceeds were used by the trust to purchase a single premium policy on the life of Mr. Stewart. Certain beneficiaries of The Stewart Family Trust are members of Mr. Stewart’s family. The loan was approved by all of the disinterested members of the board of directors. The outstanding balance of the loan at October 31, 2010, including accrued interest, was approximately $1,379,806.
     The father of G. Kenneth Stephens, Jr., Senior Vice President of Sales, has an 81% ownership interest in Cemetery Funeral Supply, Inc., one of our vendors. For the year ended October 31, 2010, we paid Cemetery Funeral Supply, Inc. $155,664.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors, executive officers and 10% beneficial owners to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely on a review of copies of such forms, or written representations that no filings were required, we believe that all such required reports were filed on a timely basis during fiscal year 2010.

OTHER MATTERS
Quorum and Voting of Proxies
     The presence, in person or by proxy, of a majority of our Company’s total voting power is necessary to constitute a quorum. If a quorum is present, directors will be elected by plurality vote while the say-on-pay vote and the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2011 will each require the affirmative vote of the holders of a majority of the voting power present or represented at the annual meeting. With regard to the frequency vote, we will consider shareholders to have approved the frequency selected by a plurality of the votes cast. With respect to any matter that is properly brought before the meeting, other than the election of directors and other than the frequency vote, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal. Abstentions, broker non-votes and withheld votes will have no effect on the plurality vote for the election of directors or the frequency vote. Shares represented at the meeting by proxies reflecting a vote on any proposal, along with broker non-votes, will be counted as present for quorum purposes.
     All properly submitted proxies received by us will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above, for approval of the compensation of our Named Executive Officers as disclosed in this proxy statement, with regard to the frequency vote, to hold the say-on-pay vote every one year, and for the ratification of the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2011.
     The board of directors does not know of any matters to be presented at our 2011 annual meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting or any adjournment of the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.
Shareholder Proposals
     Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2012 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than November 5, 2011.
     All shareholder proposals must comply with Section 2.14 of our bylaws in order to be eligible for consideration at a shareholders’ meeting. Our bylaws are filed with the SEC, and shareholders should refer to the bylaws for a complete description of the requirements. Any shareholder who wishes to present a proposal at our 2012 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than November 5, 2011, although this date will change in accordance with our bylaws if the date of our 2012 annual meeting is 30 calendar days earlier or later than April 7, 2012. The notice must contain (1) a complete and accurate description of the proposal; (2) a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the meeting date; (3) the shareholder’s name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date; and (4) a complete and accurate description of any material interest of the shareholder in the proposal.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Lewis J. Derbes, Jr.
Secretary
Jefferson, Louisiana
March 4, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/stei

STEWART ENTERPRISES, INC.	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

91014
▼ FOLD AND DETACH HERE ▼

Please mark your votes as	☒
indicated in this example

		FOR	WITHHOLD	*EXCEPTIONS
		ALL	FOR ALL

1.	To elect each of our directors to serve a one-year term of office expiring at our 2012 annual meeting.	☐	☐	☐
      One-year term:

01 John B. Elstrott	04 Ronald H. Patron	07 Frank B. Stewart, Jr.
02 Thomas M. Kitchen	05 Ashton J. Ryan, Jr.
03 Alden J. McDonald, Jr.	06 John K. Saer, Jr.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Say on pay vote: advisory (non-binding) vote to approve executive compensation (as disclosed in the proxy statement).	☐	☐	☐

		1 year	2 years	3 years	Abstain

3.	Frequency vote: advisory (non-binding) vote on how often the company should hold a say-on-pay vote.	☐	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	To ratify the retention of the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2011.	☐	☐	☐

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

The Board of Directors recommends that you vote FOR all director nominees and each of the proposals. With regard to the frequency vote, the Board recommends to hold the say-on-pay vote EVERY YEAR. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR all of the nominees in the election of the directors; FOR proposals 2,4, and 5; and in favor of a vote EVERY YEAR on proposal 3.

RESTRICTED AREA - SCAN LINE	Mark Here for Address Change or Comments SEE REVERSE	☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Stewart Enterprises, Inc. account online.
Access your Stewart Enterprises, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Stewart Enterprises, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on April 7, 2011. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/stei
▼FOLD AND DETACH HERE▼

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
STEWART ENTERPRISES, INC.
     The undersigned hereby appoints Thomas J. Crawford and Thomas M. Kitchen, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A Common Stock of Stewart Enterprises, Inc. held of record by the undersigned on February 9, 2011 at the Annual Meeting of Shareholders to be held on April 7, 2011 or any adjournment thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued and to be marked, dated and signed, on the other side) 91014

RESTRICTED AREA - SIGNATURE LINES